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Exhibit 10.8

         STOCK PURCHASE AGREEMENT

Among

The Sellers Named Herein

FESCO Holdings, Inc.,

as the Company

and

BES Holding Co., a Delaware corporation,

as Buyer

For the Purchase of All of the Outstanding Capital Stock of the Company

September 18, 2003

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE		1
1.1	Agreement to Sell and to Purchase	1
1.2	Purchase Price	2
1.3	Deliveries at Closing	2
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		3
2.1	Organizational Matters; Company Subsidiaries	3
2.2	Capitalization; Title to Shares	3
2.3	Validity of Agreement; Authorization	4
2.4	No Conflict or Violation	4
2.5	Consents and Approvals	4
2.6	Financial Statements	4
2.7	Absence of Undisclosed Liabilities	4
2.8	Absence of Certain Changes or Events	5
2.9	Title to and Condition of Properties	5
2.10	Intellectual Property	5
2.11	Licenses, Permits and Governmental Approvals	6
2.12	Compliance with Law	7
2.13	Material Contracts	7
2.14	Labor Matters	8
2.15	ERISA	8
2.16	Taxes	11
2.17	Litigation	12
2.18	Environmental Matters	13
2.19	Insurance	13
2.20	Bank Accounts	13
2.21	Customers and Suppliers	14
2.22	Seller Representations	14
2.23	Finder's Fees	15
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER		15
3.1	Organizational Matters; Buyer Subsidiaries	15
3.2	Capitalization; Title to Shares	16
3.3	Validity of Agreement; Authorization	16
3.4	No Conflict or Violation	16
3.5	Consents and Approvals	17
3.6	Financial Statements	17
3.7	Absence of Undisclosed Liabilities	17
3.8	Absence of Certain Changes	17
3.9	Title to and Condition of Properties	17
3.10	Intellectual Property	18
3.11	Licenses, Permits and Governmental Approvals	18
3.12	Compliance with Law	18
3.13	Material Contracts	18
3.14	Labor Matters	18
3.15	ERISA	19
3.16	Taxes	21
3.17	Litigation	21
3.18	Environmental Matters	22

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3.19	Insurance	22
3.20	Customers and Suppliers	22
3.21	Finder's Fees	22
ARTICLE 4 ADDITIONAL AGREEMENTS		23
4.1	Access to Information; Confidentiality	23
4.2	Conduct of Business	24
4.3	Negotiation with Others	26
4.4	Information; Supplements to Schedules	26
4.5	Delivery of Documents and Other Materials	27
4.6	Further Assurances	27
4.7	Covenant Not to Compete With the Business	28
4.8	Non-Solicitation of Employees	28
4.9	Release	29
4.10	Tax Matters	29
4.11	Continuation of Business by Buyer	29
4.12	No Public Announcement	30
4.13	Termination of Certain Agreements	30
4.14	Expenses	30
4.15	Management of Arbitration Proceeding	30
ARTICLE 5 BUYER'S CONDITIONS		30
5.1	Representations, Warranties and Covenants	31
5.2	Good Standing	31
5.3	Closing Deliveries	31
5.4	Subscription Agreements	31
5.5	No Litigation	31
5.6	No Company Material Adverse Event	31
5.7	Licenses, Consents and Approvals	31
5.8	Consents of Third Persons	31
5.9	Legal Opinion	32
5.10	Payment of Obligations	32
5.11	Resolutions	32
5.12	Director Resignations	32
5.13	Employment Arrangements	32
5.14	Audited 2002 Financial Statements	32
ARTICLE 6 SELLERS' CONDITIONS		32
6.1	Representations, Warranties and Covenants	32
6.2	Good Standing	32
6.3	Closing Deliveries	32
6.4	Licenses, Consents and Approvals	33
6.5	No Litigation	33
6.6	No Buyer Material Adverse Effect	33
6.7	Resolutions	33
6.8	Legal Opinion	33
ARTICLE 7 INDEMNIFICATION		33
7.1	Indemnification by the Sellers	33
7.2	Indemnification by Buyer	34
7.3	Limits on Indemnification; Payment	34
7.4	Procedure	36
7.5	Failure to Pay Indemnification	37

7.6	Express Negligence	37
7.7	Tax Treatment of Indemnity Payments	37
ARTICLE 8 NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS		37
ARTICLE 9 TERMINATION		38
9.1	Termination	38
9.2	Liability Upon Termination	38
9.3	Notice of Termination	39
ARTICLE 10 DEFINITIONS OF CERTAIN TERMS		39
ARTICLE 11 MISCELLANEOUS		43
11.1	Stockholder Agent	43
11.2	Notices	43
11.3	Specific Performance	44
11.4	Assignment and Successors	44
11.5	Entire Agreement; Amendment	44
11.6	Governing Law	45
11.7	Waiver	45
11.8	Severability	45
11.9	No Third Party Beneficiaries	45
11.10	Arbitration	45
11.11	Counterparts	47
11.12	Headings	47
11.13	Negotiated Transaction	47

DISCLOSURE SCHEDULES

Company Disclosure Schedule

Schedule 2.1(a)(ii)—Company Foreign Qualifications

Schedule 2.1(b)—Company Subsidiaries

Schedule 2.1(c)(i)—Company Subsidiary Incorporation and Organization

Schedule 2.1(c)(ii)—Company Subsidiary Foreign Qualifications

Schedule 2.2—Company Certificate of Incorporation and Bylaws

Schedule 2.4—Conflicts or Violations

Schedule 2.5—Consents and Approvals

Schedule 2.6—Company Financial Statements

Schedule 2.7—Undisclosed Liabilities

Schedule 2.8—Certain Changes or Events

Schedule 2.9(a)—Owned Real Property

Schedule 2.9(b)—Leased Real Property

Schedule 2.9(d)—Sufficiency of Property

Schedule 2.10(a)—Intellectual Property

Schedule 2.10(b)—Intellectual Property Agreements

Schedule 2.10(c)—Infringements

Schedule 2.10(d)—Corporate Names

Schedule 2.11—Licenses, Permits and Approvals

Schedule 2.13(a)—Material Contracts

Schedule 2.13(b)—Validity and Breaches

Schedule 2.13(c)—Enforceability

Schedule 2.14(d)—Labor Matters

Schedule 2.14(g)—Labor Complaints

Schedule 2.15(b)—ERISA

Schedule 2.16(c)—Taxes

Schedule 2.17—Litigation

Schedule 2.18—Environmental Matters

Schedule 2.19(a)—Insurance Policies

Schedule 2.19(b)—Insurance Claims

Schedule 2.20—Bank Accounts

Schedule 2.23—Finder's Fees

Schedule 4.13—Certain Agreements

Schedule 5.10—Indebtedness or Obligations

Schedule 5.13—Key Officers

Buyer Disclosure Schedule

Schedule 3.1(b)—Buyer Subsidiaries

Schedule 3.1(c)—Buyer Subsidiary Incorporation and Organization

Schedule 3.2—Options, Warrants and Convertible Securities

Schedule 3.5—Consents and Approvals

Schedule 3.6—Buyer Financial Statements

Schedule 3.7—Undisclosed Liabilities

Section 3.8—Certain Changes of Events

Schedule 3.9(a)—Owned Real Property

Schedule 3.9(b)—Leased Real Property

Schedule 3.10—Intellectual Property

Schedule 3.11—Licenses, Permits and Approvals

Schedule 3.12—Compliance With Law

Schedule 3.13—Material Contracts

Schedule 3.14(d)—Labor Matters

Schedule 3.14(g)—Labor Complaints

Schedule 3.16(c)—Taxes

Schedule 3.17—Litigation

Schedule 3.18—Environmental Matters

Schedule 3.19—Insurance

Schedule 5.13—Key Officers

EXHIBITS

Exhibit A	— Sellers and Purchase Price
— Sellers
— Remaining Stockholders
Exhibit B	— Form of Subscription Agreement
Exhibit C	— Form of Amended and Restated Stockholders' Agreement of Buyer
Exhibit D	— Form of Escrow Agreement
Exhibit E	— Form of Opinion of Counsel for Sellers
Exhibit F	— Form of Opinion of Counsel for Buyer

v

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 18, 2003, by and among FESCO Holdings, Inc., a Delaware corporation (the "Company"), each of the "Sellers" named on Exhibit A hereto (each a "Seller" and collectively the "Sellers") and BES Holding Co., a Delaware corporation ("Buyer").

R E C I T A L S:

        WHEREAS, the Company is the parent company of First Energy Service Company, a Delaware corporation ("FESCO"), based in Littleton, Colorado principally engaged in the oil-field services business;

        WHEREAS, the Sellers own in the aggregate 376,846 shares (the "Initial Shares") of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), which represent approximately 93% of the outstanding capital stock of the Company;

        WHEREAS, the "Remaining Stockholders" named on Exhibit A hereto (the "Remaining Stockholders") own an aggregate of 29,761 shares of Company Common Stock (the "Remaining Shares," and with the Initial Shares, the "Shares");

        WHEREAS, each of the Sellers desires to sell the Initial Shares to Buyer, and Buyer desires to purchase the same, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, immediately upon execution of this Agreement, First Reserve Fund VIII, L.P., a Delaware limited partnership (the "First Reserve Fund"), shall deliver a Compelled Transfer Notice (as defined in the First Energy Services Company Stockholder Agreement, dated June 16, 2000 (the "Seller Agreement"), by and among FESCO (as predecessor-in-interest to the Company), the Sellers and the Remaining Stockholders) to each of the Remaining Stockholders compelling such Remaining Stockholders to sell their respective Remaining Shares to Buyer for the same consideration and upon the same terms as the Sellers as provided herein;

        WHEREAS, in accordance with the Seller Agreement, each of the Remaining Stockholders shall be required to execute and deliver at or prior to Closing a Subscription Agreement in the form attached as Exhibit B hereto, pursuant to which the Remaining Stockholders shall sell, and Buyer shall purchase, all of the Remaining Shares; and

        WHEREAS, for Federal income tax purposes, the transaction contemplated by this Agreement is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the premises, the respective representations, warranties and covenants and agreements contained herein, and other good and valuable consideration, the legal sufficiency of which are herby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

        1.1    Agreement to Sell and to Purchase.

        (a)   On the Closing Date, upon the terms and subject to the conditions contained herein, each Seller shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from each Seller, the Initial Shares, free and clear of any pledges, restrictions on transfer, proxies and noting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitation or restrictions of any nature whatsoever ("Encumbrances").

        (b)   Subject to the conditions set forth in this Agreement, the closing of such sale and purchase (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP located at 1801 California, Suite 4100, Denver, Colorado 80202 on the third Business Day following the satisfaction of the conditions in Articles 5 and 6 hereto (other than those conditions that by their nature are to be fulfilled at Closing) or at such other time, date and place as the parties hereto shall mutually agree upon in writing (the "Closing Date"). Failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder. Title to, ownership of and control over the Initial Shares shall pass to Buyer at the Closing.

        1.2    Purchase Price.    In consideration of the transfer to Buyer of the Initial Shares, Buyer shall pay to the Sellers at Closing an aggregate of 676,569 shares of common stock of Buyer, par value $0.01 per share ("Buyer Common Stock"), such shares to be allocated among the Sellers as set forth on Exhibit A hereto (the "Purchase Price"); provided, however, that 169,143 of such shares of Buyer Common Stock (the "Escrowed Shares"), which shall also be allocated among the Sellers as set forth on Exhibit A hereto, shall be held in escrow pursuant to the terms of the Escrow Agreement, a form of which is attached as Exhibit D hereto.

        1.3    Deliveries at Closing.    At Closing:

        (a)   Each Seller shall make the following deliveries to Buyer:

          (i)    a duly executed certificate, countersigned by the appropriate officers of the Company, representing all of the shares of Company Common Stock owned by such Seller in the name of Buyer, (ii) a copy of a letter from such Seller, addressed to and acknowledged by the Company, as registrar with respect to the Company Common Stock, instructing such registrar to cancel the certificate(s) representing the Initial Shares and to reissue a new certificate representing the same number of shares of Company Common Stock in the name of Buyer and (iii) a copy of the cancelled certificates(s) representing the applicable Initial Shares; and

          (ii)   a duly executed Amended and Restated Stockholders' Agreement of Buyer, in the form attached as Exhibit C hereto.

        (b)   Buyer shall deliver:

          (i)    to each Seller, a duly executed certificate, countersigned by the appropriate officer(s) of Buyer, representing the number of shares of Buyer Common Stock set forth opposite the name of such Seller on Exhibit A hereto, which in the aggregate shall be equal to the Purchase Price less the Escrowed Shares;

          (ii)   to each Remaining Stockholder (upon execution and delivery by such Remaining Stockholder of a Subscription Agreement (in the form attached as Exhibit B hereto), the Escrow Agreement (in the form attached as Exhibit D hereto) and the Amended and Restated Stockholder's Agreement of Buyer (in the form attached as Exhibit C hereto)), a duly executed certificate, countersigned by the appropriate officer(s) of Buyer, representing the number of shares of Buyer Common Stock set forth opposite the name of such Remaining Stockholder on Exhibit A hereto, which in the aggregate shall be equal to 53,431 shares of Buyer Common Stock less 13,356 of such shares that will be held in escrow pursuant to the terms of the Escrow Agreement, a form of which is attached as Exhibit D hereto;

          (iii)  to the Escrow Agent, duly executed certificates countersigned by the appropriate officer(s) of Buyer, (i) the Escrowed Shares, issued in each Seller's name and (ii) the 13,356 shares of Buyer Common Stock, issued in each Remaining Stockholder's name, that will also be held in escrow pursuant to the terms of the Escrow Agreement; and

          (iv)  a duly executed Amended and Restated Stockholders' Agreement of Buyer, in the form attached as Exhibit C hereto.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers, jointly and severally (except for Section 2.22 hereof, which representations are made severally and not jointly) hereby represent and warrant to Buyer as follows:

        2.1    Organizational Matters; Company Subsidiaries.

        (a)   The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction set forth on Schedule 2.1(a)(ii) hereto and there is no other jurisdiction where the Company's ownership, operation or lease of property or the conduct of its business would require such qualification, except where the failure to be so qualified would not result in exposure to the Company of losses, damages or liabilities in excess of $50,000 in the aggregate, taking into account any such failures by the Company or any of the Company Subsidiaries; and (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted.

        (b)   Each direct or indirect Subsidiary of the Company is set forth on Schedule 2.1(b) hereto (each, a "Company Subsidiary"). Except as set forth thereon, neither the Company nor any Company Subsidiary: (i) is engaged in any joint venture, partnership or similar arrangement with any other Person; (ii) is an Affiliate of any other Person; or (iii) otherwise holds any equity interest any other Person.

        (c)   Each Company Subsidiary: (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, as set forth on Schedule 2.1(c)(i) hereto; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction listed on Schedule 2.1(c)(ii) hereto and there is no other jurisdiction where any Company Subsidiary's ownership, operation or lease of property or the conduct of its business would require such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000 in the aggregate, taking into account any such failures by the Company or any of the Company Subsidiaries; and (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted.

        2.2    Capitalization; Title to Shares.    Attached as Schedule 2.2 hereto are true and correct copies of the Certificate of Incorporation and Bylaws of the Company as amended and in full force and effect. The authorized capital of the Company consists of 500,000 shares of Company Common Stock, par value $0.001 per share, of which 406,607 shares are issued and outstanding and issued of record to the Sellers as set forth on Exhibit A hereto, and 500,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding. The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive, preferential purchase or other similar rights of any Person. The Company has outstanding options to acquire 8,990 shares of Company Common Stock, of which 2,138.5 have vested as of the date hereof. Other than as set forth in this Section 2.2 hereof, the Company has no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for shares of capital stock of the Company; or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.

        2.3    Validity of Agreement; Authorization.    The Company has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized by the board of directors of the Company and no other proceedings on the part, or on behalf, of the Company are necessary to effect such execution, delivery and performance. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by general equitable principles).

        2.4    No Conflict or Violation.    The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not and will not: (a) violate any provision of the charter, bylaws or other organizational documents of the Company or any of the Company Subsidiaries; (b) violate any applicable Law or any judgment, order or decree of any Governmental Entity applicable to the Sellers, the Company, the Company Subsidiaries or any of the respective properties or assets of the Company or the Company Subsidiaries; (c) subject to the consents required as set forth on Schedule 2.4 hereto, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or to which any of the respective properties or assets of the Company or the Company Subsidiaries is subject; (d) result in the creation of imposition of any Encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries; or (e) result in the cancellation, modification, revocation or suspension of any License (as defined in Section 2.11 hereof) of the Company or any of the Company Subsidiaries, except in the case of clauses (b), (c), (d) and (e) above that would not result in liabilities that could reasonably be expected to exceed $75,000 in the aggregate or otherwise have a Company Material Adverse Effect.

        2.5    Consents and Approvals.    Except as disclosed on Schedule 2.5 hereto, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of the Company, the Sellers, or any of the Company Subsidiaries) is required for the Company or the Sellers to execute and deliver this Agreement or to perform their respective obligations hereunder, except as would not result in liabilities that could reasonably be expected to exceed $75,000 in the aggregate or otherwise have a Company Material Adverse Effect.

        2.6    Financial Statements.    Attached as Schedule 2.6 hereto are true, correct and complete copies of: (a) the audited consolidated balance sheets, statements of income and statements of cash flows of the Company as of and for the years ended December 31, 2000 and December 31, 2001 and (b) the unaudited consolidated balance sheet, statement of income and statement of cash flows of the Company as of and for the year ended December 31, 2002 and the three-month period ended March 31, 2003 and the six-month period ended June 30, 2003 (collectively, the "Company Financial Statements"). The Company Financial Statements: (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; (y) fairly present the financial position of the Company as of their respective dates and the results of operations of the Company for the periods indicated therein; and (z) have not been rendered untrue, incomplete or unfair as representations of the financial condition of the Company as of the respective dates of the Company Financial Statements by events subsequent to the respective dates of the Company Financial Statements.

        2.7    Absence of Undisclosed Liabilities.    Except as disclosed on Schedule 2.7 hereto or on the unaudited Company Financial Statements as of June 30, 2003, neither the Company nor any of the Company Subsidiaries has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the Company Financial Statements, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since June 30, 2003 or (b) liabilities of the Company or any Company Subsidiary that individually or in the aggregate are not material to the Company and that are not required by GAAP to be included in the Company Financial Statements.

        2.8    Absence of Certain Changes or Events.    Except as set forth on Schedule 2.8 hereto, since December 31, 2002, the business of the Company and each of the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practices and neither the Company nor any of the Company Subsidiaries has taken any of the actions described in Sections 4.2(a) through (v) hereof, except in connection with entering into this Agreement.

        2.9    Title to and Condition of Properties.

        (a)   Schedule 2.9(a) hereto sets forth a complete and accurate list of all of the real property owned by the Company or each Company Subsidiary. Except as set forth on Schedule 2.9(a) hereto, the Company and each Company Subsidiary has good and marketable title to all of such owned real property, free and clear of all Encumbrances, except for Permitted Encumbrances.

        (b)   Schedule 2.9(b) hereto sets forth a complete and accurate list of all leases of real property to which the Company or any of the Company Subsidiaries is a party on the date hereof or by which any of them is presently bound (whether as lessee or lessor). Except as set forth on Schedule 2.9(b) hereto, (i) all of such leases are in full force and effect and are valid and enforceable in accordance with their terms, (ii) there is not under any such lease any default by the Company or any Company Subsidiary or, to the Company's Knowledge, any other Person, or any event that with notice or lapse of time or both would constitute a default and (iii) the Company or any Company Subsidiary is in possession of the real property covered under each lease set forth on Schedule 2.9(b) hereto in which it is a lessee.

        (c)   The Company and the Company Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, all of the personal property reflected on the Company Financial Statements or used or useful in their respective businesses, free and clear of all Encumbrances, except for Permitted Encumbrances.

        (d)   Except as set forth on Schedule 2.9(d) hereto, the Company and its Subsidiaries own or control all of the assets, contracts, leases or Licenses required to enable them to collectively operate their respective businesses after the Closing Date in the same manner as such businesses are presently conducted. Except as set forth on Schedule 2.9(d) hereto, the businesses of the Company and its Subsidiaries as presently conducted are not dependent on the right to use the assets or property of others.

        2.10    Intellectual Property.

        (a)   Schedule 2.10(a) hereto sets forth a true and complete list of all Intellectual Property used in the businesses of the Company and the Company Subsidiaries, and, for each item listed, a statement as to whether such Intellectual Property is (i) wholly owned (in which such case the owner shall be named), (ii) licensed from a third party (in which such case the licensee and third-party licensor shall be named), or (iii) licensed to third parties by the Company or any Company Subsidiary (in which such case the third-party licensee shall be named).

        (b)   Schedule 2.10(b) hereto sets forth a true and complete list of all agreements, whether in the form of a development, license, assignment, confidentiality or other agreements, relating to the Intellectual Property to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.

        (c)   Except as set forth on Schedule 2.10(c) hereto: (i) the Company or a Company Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license or other right to use lawfully, all the Intellectual Property used by the Company or the Company Subsidiaries in connection with their businesses, free and clear of any Encumbrances; (ii) neither the Company nor any of the

Company Subsidiaries has infringed or otherwise violated the Intellectual Property of any other Person; (iii) to the Company's Knowledge, no Person has infringed or otherwise violated the Intellectual Property of the Company and the Company Subsidiaries; (iv) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property of the Company and the Company Subsidiaries; and (v) to the Company's Knowledge, there are no agreements, judicial orders or settlement agreements which limit or restrict the Company's or any of the Company Subsidiaries' rights to use any Intellectual Property.

        (d)   The Intellectual Property of the Company includes the corporate names "First Energy Services" and "FESCO" and any derivations thereof and each corporate name or derivation thereof currently or formerly used by a Company Subsidiary, including without limitation the corporate names listed on Schedule 2.10(d) hereto. All goodwill with respect to the use of such names will inure to the benefit of Buyer, and none of the Sellers shall have any right to sue or recover against any Person with respect to the use of such name.

        (e)   For purposes hereof, "Intellectual Property" shall mean all:

          (i)    all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and all reissues, continuations, continuations in part or extensions thereof (collectively, "Patents");

          (ii)   all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and all reissues, extensions or renewals thereof (collectively, "Copyrights"); and

          (iii)  all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; all reissues, extensions or renewals thereof; and all goodwill associated with or symbolized by any of the foregoing (collectively, "Marks").

        2.11    Licenses, Permits and Governmental Approvals.    Except as set forth on Schedule 2.11 hereto, (a) the Company and each Company Subsidiary has all material consents, licenses, permits, certificates, franchises, authorizations and approvals issued or granted to any of them by, and has made all material registrations and filings with, any Governmental Entity as are necessary for the conduct of their respective businesses as currently conducted (each a "License" and, collectively, the "Licenses"); (b) each License has been issued to, and duly obtained and fully paid for by, the holder thereof and is valid, in full force and effect, except where such invalidity or failure to be in full force and effect would not have a Material Adverse Effect; and (c) subject to the receipt of all consents listed on Schedule 2.5 hereto, none of such Licenses will terminate or become terminable as a result of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 2.11, the representations and warranties in this Section 2.11 shall not apply to (x) any right to Intellectual Property (which shall be subject to the representations in Section 2.10 hereof) or (y) any License required under applicable Environmental Law (which shall be subject to the representations in Section 2.18 hereof).

        2.12    Compliance with Law.    Except with respect to Tax matters (which are provided for in Section 2.16 hereof), Intellectual Property matters (which are provided for in Section 2.10 hereof) or environmental, health and safety matters (which are provided for in Section 2.18 hereof) and except as set forth on Schedule 2.12 hereto, the operations of each of the Company and the Company Subsidiaries are and have been conducted in material compliance with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over the Company and the Company Subsidiaries and their respective assets, properties and operations.

        2.13    Material Contracts.

        (a)   Schedule 2.13(a) hereto sets forth a true and complete list of the contracts, agreements, instruments and commitments, whether written or oral ("Contracts"), to which the Company or any Company Subsidiary is a party, by which any of them is bound or otherwise relating or affecting any of their assets, properties or operations, in each of the following categories:

          (i)    each partnership, limited liability company or joint venture agreement;

          (ii)   each Contract (or group of related Contracts) for the purchase by the Company and/or any Company Subsidiary of goods and/or services involving total annual payments in excess of $20,000 in 2002 or $10,000 in the first six months of 2003;

          (iii)  each Contract (or group of related Contracts) for the sale by the Company or any Company Subsidiary of goods and/or services involving total annual revenues in excess of $20,000 in 2002 or $10,000 in the first six months of 2003;

          (iv)  each Contract (or group of related Contracts) relating to a Debt Obligation;

          (v)   each Contract relating to a loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

          (vi)  each Contract limiting or purporting to limit the ability of the Company or any Company Subsidiary to engage or compete in any line of business with any person or in any geographic area;

          (vii) any Contract with the stockholders or any Affiliate of the Company;

          (viii) any labor union, management service, employment, consulting or other similar type of Contract;

          (ix)  any Contract obligating the Company or that would obligate or require any subsequent owner of the Company to provide for indemnification or contribution with respect to any matter;

          (x)   any sales, distributorship, agency or similar agreement relating to the products sold or services provided by the Company;

          (xi)  any license, royalty or similar Contract;

          (xii) any Contract (or group of related Contracts) not entered into in the ordinary course of business consistent with past practices not cancelable by the Company, without penalty to the Company, within 30 calendar days; or

          (xiii) any other Contract that might reasonably be expected to be material to the Company or its business.

Each of the above, a "Company Material Contract."

        (b)   Except as set forth on Schedule 2.13(b) hereto, (i) each such Contract is (A) in full force and effect and is a valid and binding obligation of the Company or the Company Subsidiary party to such Contract and (B) to Company's Knowledge, a valid and binding obligation of each other party thereto,

(ii)(A) the Company or the Company Subsidiary party to such Contract is not in breach thereof or default thereunder (and no event or circumstance has occurred that with notice, or lapse of time or both, would constitute an event of default), (B) to the Company's Knowledge, no other party to any such Contract is in breach thereof or default thereunder and (iii) there is no pending or, to Company's Knowledge, threatened litigation with respect to any such Contract.

        (c)   Except as set forth on Schedule 2.13(c) hereto, the enforceability of the Contracts set forth on Schedule 2.13(a) hereto will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby nor will the counterparties thereto be subject to any additional rights or privileges thereunder as a result thereof because of a "change of control" or otherwise.

        2.14    Labor Matters.    As of the date hereof, (a) no strikes or other material labor disputes against the Company or any Company Subsidiary are pending or, to the Company's Knowledge, threatened; (b) the hours worked by and payments made to employees of the Company and each Company Subsidiary comply with the Fair Labor Standards Act and each other federal, state, local or foreign Law applicable to such matters; (c) all payments due from the Company and each Company Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or such Company Subsidiary; (d) except as set forth on Schedule 2.14(d) hereto, neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement; (e) there is no organizing activity involving the Company or any Company Subsidiary pending or, to the Company's Knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to the Company's Knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition; and (g) except as set forth in Schedule 2.14(g) hereto, there are no material complaints or charges against the Company or any Company Subsidiary pending or, to the Company's Knowledge, threatened to be filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any Company Subsidiary of any individual.

        2.15    ERISA.    For purposes of this Section 2.15, unless otherwise indicated, all references to the "Company" shall include the Company and each ERISA Affiliate of the Company.

        (a)   Since December 31, 2002, there has not been any adoption or amendment by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not covered under Section 3(3) of ERISA and whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Company for the benefit of any present or former officer, employee or director of the Company (collectively, and including all amendments thereto, "Benefit Plans").

        (b)   Schedule 2.15(b) hereto contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) ("Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) ("Welfare Plans") and all other Benefit Plans maintained in whole or in part, contributed to, or required to be contributed to, within six years prior to the Closing Date by the Company for the benefit of any present or former officer, employee or director of the Company. The Company has made available to Buyer true, complete and correct copies of (i) each Benefit Plan, including, without limitation, participating employer agreements (or, in the case of any unwritten

Benefit Plans, descriptions thereof), (ii) the six annual reports on Form 5500 most recently filed with the IRS and the related summary annual report distributed to participants with respect to each Benefit Plan (if any such report was required), (iii) all minutes of meetings of any committee established to administer any Benefit Plan other than minutes that would be subject to privacy laws relating to disclosure of medical information, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required by ERISA or other applicable law, (v) all summary plan descriptions for each Benefit Plan for which such summary plan description is required by ERISA or other applicable Law and each summary of material modifications prepared, as required by ERISA or other applicable law, (vi) each trust agreement relating to any Benefit Plan, (vii) all applications, including all attachments, submitted to the IRS by the Company for IRS determination letters or rulings with respect to Benefit Plans and the IRS determination letters or rulings issued as a result of such applications and all other material correspondence for the last six consecutive years prior to the Closing Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated and announced plan audits, (viii) descriptions of all claims filed and pending (other than for benefits in the normal course), lawsuits pending, grievances pending and similar actions pending with respect to Benefit Plans of the Company, (ix) a listing of all employees or former employees receiving long term disability benefits under a Benefit Plan of the Company, (x) a listing of all prior mergers, consolidations or transfers of Benefit Plan assets or liabilities described in Section 414(l) of the Code or the regulations thereunder that have occurred within the last six years prior to the Closing Date, (xi) copies of all collective bargaining agreements (and any related side letters of understanding) that relate to any Benefit Plans of the Company, and (xii) a listing of all Company employees indicating date of birth, date of commencement of service, job title or brief job description, the amount of the employee's salary and bonus, if applicable, the date of the last salary increase for each salaried employee, any material commitments, arrangements, promises or understandings with the employee as to salary or bonus, if applicable, and any other contract or payment agreement between the Company and the employee.

        (c)   The Company does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to), any (i) "multiemployer plan" as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (ii) foreign Benefit Plans; or (iii) voluntary employee benefit associations intended to be exempt from federal income tax under Section 501(c)(9) of the Code, and neither the Company nor any Benefit Plan maintains or contributes to any group annuity contract.

        (d)   Each Pension Plan that is subject to Section 201, 301 or 401 of ERISA has been the subject of a determination letter from the IRS to the effect that such Pension Plan is qualified under Section 401(a) of the Code, as currently in effect, or can still be submitted in a timely manner to the IRS for such a letter, and no such determination letter has been revoked nor, to the Company's Knowledge, has revocation of any such letter been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its costs, and to the Company's Knowledge, nothing has occurred or failed to occur in connection with the adoption or maintenance of such Pension Plan which would cause the loss of such qualification, and all amendments required to be adopted before the Closing Date for any such Pension Plan to continue to be so qualified have been or will be duly and timely adopted. Each Pension Plan that is not subject to Section 201, 301 or 401 of ERISA has timely filed the statement required by 29 CFR 2520.104-23. The Company and each ERISA Affiliate has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Pension Plan for which premiums to the PBGC are required. No Pension Plan in whole or in part ever maintained by the Company or any ERISA Affiliate has been terminated or partially terminated under circumstances which would result in liability to the PBGC.

        (e)   Each of the Benefit Plans which is sponsored by the Company or any ERISA Affiliate: (i) is in compliance with all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA or other applicable law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) timely filed with the appropriate governmental authority for each year of its existence, (iii) has at all times complied with the bonding requirements of Section 412 of ERISA or other applicable law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company which may subject the Company to the payment of any material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all material respects with the requirements of ERISA and the Code and other applicable Law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any liabilities to the Company.

        (f)    The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, accelerated vesting, severance or other similar provisions in any Benefit Plan.

        (g)   No Pension Plan that is subject to Title IV of ERISA and which the Company or any ERISA Affiliate maintains, or to which the Company or any ERISA Affiliate is obligated to contribute had, as of December 31, 2002, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Buyer. None of the Pension Plans of the Company or any ERISA Affiliate which are subject to Section 302 of ERISA or Section 412 of the Code has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No Pension Plan sponsored by the Company or any ERISA Affiliate has a "liquidity shortfall" as defined in Section 412(m)(5) of the Code. No notice has been required under Section 4011 of ERISA with respect to any Pension Plan sponsored by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is obligated to contribute. No event described in Section 401(a)(29) of the Code has occurred or can reasonably be expected to occur with respect to the Company. No "reportable event" (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any such Pension Plan within the last six years prior to the Closing Date, other than as may arise as a result of the consummation of the transactions contemplated by this Agreement. Each such Pension Plan of the Company or any ERISA Affiliate (including any such plan covering retirees or other former employees) may be amended or terminated without liability (other than with respect to pension benefits in the ordinary course) to the Company on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any Law or agreement that pertains to the Company.

        (h)   None of the Company, the officers of the Company, the Benefit Plans (including the Pension Plans) or any fiduciary of any Benefit Plan which are subject to ERISA, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or the officers of the Company to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA, or any other provision of ERISA, which would have any adverse effect on the properties, business, results of operation or financial condition of the Company.

        (i)    With respect to any Welfare Plan, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and other applicable Law and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or impose or increase employee, retiree or other former employee participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to the Company on the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any Law or agreement that pertains to the Company.

        (j)    All contributions required by Law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves properly reflected on the books of the Company in accordance with GAAP. No changes in contributions or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Benefit Plan since the date on which the information provided in the attached Disclosure Schedule has been provided, and no such changes are scheduled to occur other than in the ordinary course of business.

        (k)   The Company does not have and will not have any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Benefit Plan that has been, or is, contributed to (or required to be contributed to) by the Company or any ERISA Affiliate.

        (l)    The Company shall, and the Sellers shall cause the Company to, take all necessary action to assure that neither the Company, any officer of the Company nor or any fiduciary of any Benefit Plan who is an employee of the Company makes any generally disseminated written or oral representation to any employee or any participant in any Benefit Plan prior to the Closing concerning the transactions contemplated by this Agreement or the effect such transactions will have on the Benefit Plans that is inconsistent with the terms of such Benefit Plans and without the prior written consent of Buyer (which consent shall not unreasonably be withheld). The Company has not made any such representation to any employee or any participant in any Benefit Plan prior to the signing of this Agreement.

        2.16    Taxes.    (a) The Company and each of the Company Subsidiaries has filed (or joined in the filing of) when due all U.S. and other material Tax Returns required by applicable Law to be filed with any Governmental Entity, (b) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (c) all Taxes relating to periods ending on or before the Closing Date owed by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been or will be timely paid (except for Taxes that are being contested in good faith in appropriate proceedings and that are set forth on Schedule 2.16(c)) hereto; (d) any material liability of the Company or any of the Subsidiaries for Taxes not yet due and payable, or that is being contested in good faith in appropriate proceedings, has been adequately provided for on the Company's Financial Statements in accordance with GAAP and the amount of the liability of the Company and the Company Subsidiaries for unpaid Taxes for all periods (or portions thereof) ending on or before the Closing Date shall not, in the aggregate, exceed the amount of current liability accruals for Taxes (excluding reserves for deferred Taxes net of any provision for net operating losses) as such accruals are reflected in the Company Financial Statements, except to the extent of Taxes arising out of operations and transactions in the ordinary course of business of the Company and the Company Subsidiaries since the date of such financial statements in accordance with past practice the accruals for which have been made in a manner consistent with past practice; (e) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or any of the Company Subsidiaries in respect of any material Tax or Tax assessment, nor has any claim for additional material Tax or Tax assessment been asserted in writing or, to the Company's Knowledge been proposed by any Tax authority; (f) no written claim has been made by any Government Authority in a jurisdiction where the Company and the Company Subsidiaries do not currently file any Tax Returns that any of them is or may be subject to Tax by such jurisdiction, nor to the Company's Knowledge has any such assertion been threatened or proposed in writing; (g) neither the Company nor any of the Company Subsidiaries is a party to any tax sharing agreement or other agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (h) the Company and each of the Company Subsidiaries has withheld and paid all material Taxes required to be withheld by the Company or such Company Subsidiary in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (i) none of the Tax Returns of the Company or any Company Subsidiary are currently being audited by the IRS or any other applicable Governmental Entity; (j) neither the Company nor any Company Subsidiary has executed or filed with the Internal Revenue Service or any other Governmental Entity any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes; (k) neither the Company nor any of the Company Subsidiaries is or has been a member of any affiliated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which is the Company); and (l) there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company or any of the Company Subsidiaries.

        For purposes of this Agreement, "Tax Returns" shall mean all returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Governmental Entity. For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

        2.17    Litigation.

        (a)   No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the Company's Knowledge, threatened against the Sellers, any Affiliate of the Sellers, the Company or any Company Subsidiary, before any Governmental Entity or before any arbitrator or panel of arbitrators (collectively, "Litigation") which the Company reasonably expects will (a) have a Material Adverse Effect on the Company or any Company Subsidiary or (b) materially impair or delay the ability of any of the Sellers to perform their obligations under this Agreement or consummate the transactions contemplated hereby. Except as set forth on Schedule 2.17 hereto, there is no Litigation pending or, to the Company's Knowledge, threatened, that seeks damages in excess of $75,000 or injunctive relief against, or alleges criminal misconduct of, the Company or any Company Subsidiary.

        (b)   The Company is involved in an arbitration proceeding relating to the termination of employment of a former employee, and related matters with the former shareholders of Schmid Oilfield Services, Inc., with respect to which the Company has accrued $848,652 as of June 30, 2003 as reflected in the Company Financial Statements as of such date. The Company reasonably believes the amount of this accrual is sufficient to cover any liability to the Company that may result from any award made by the arbitrator(s) in such proceeding or any settlement thereof.

        2.18    Environmental Matters.    Except as set forth on Schedule 2.18 hereto, (i) the real property listed on Schedule 2.9 hereto is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such real property in any material respect and that would not result in liabilities that could reasonably be expected to exceed $75,000; (ii) neither the Company nor any Company Subsidiary has caused or suffered to occur any use, release, transportation, storage, or disposal of Hazardous Materials on, at, in, under, above, to, from or about any of its real properties except where such use, release, transportation, storage or disposal would not adversely impact the value or marketability of such real property in any material respect and would not result in liabilities that could reasonably be expected to exceed $75,000; (iii) the Company and each of the Company Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in liabilities which could reasonably be expected to exceed $75,000; (iv) the Company and each of the Company Subsidiaries have obtained, and are in compliance with, all Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Permits would not result in liabilities that could reasonably be expected to exceed $75,000, and all such permits are valid, uncontested and in good standing; (v) neither the Company nor any Company Subsidiary is involved in operations or knows of any facts, circumstances or conditions, including any use, release, transportation, storage, or disposal of Hazardous Materials, that are likely to result in any liabilities which could reasonably be expected to exceed $75,000, and neither the Company nor any Company Subsidiary has permitted any current or former tenant or occupant of its real property to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $75,000 or injunctive relief against, or that alleges criminal misconduct by, the Company or any Company Subsidiary; (vii) no notice has been received by the Company or any Company Subsidiary identifying the addressee as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the Company's Knowledge, there are no facts, circumstances or conditions that may result in the Company or any Company Subsidiary being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) the Company and the Company Subsidiaries have provide to Buyer copies of all existing environmental reports, reviews and audits relating to their real property and all other material written information pertaining to actual or potential Environmental Liabilities. Notwithstanding the foregoing, except as disclosed in Schedule 2.18 hereto, none of the matters addressed in clauses (i) through (viii) above, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

        2.19    Insurance.    Schedule 2.19(a) hereto lists all insurance policies of any nature maintained, for current occurrences by the Company or any Company Subsidiary, as well as a summary of the terms of each such policy. All such policies are in full force and effect. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel has been received by the Company or any Company Subsidiary with respect to such policies. There is no dispute with respect to such policies. Schedule 2.19(b) hereto sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Company and each Company Subsidiary during the last five years (including with respect to insurance obtained but not currently maintained).

        2.20    Bank Accounts.    Schedule 2.20 hereto lists all banks and other financial institutions at which the Company and each Company Subsidiary maintains deposit or other accounts or safe deposit boxes and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number therefor and the authorized signatories or persons having access to such accounts.

        2.21    Customers and Suppliers.    There is no actual nor, to the Company's Knowledge, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of the Company or any Company Subsidiary with any customer or group of customers whose purchases during the twelve months ended June 30, 2003 caused them to be ranked among the ten largest customers of the Company and the Company Subsidiaries, in the aggregate, or the business relationship of the Company or any Company Subsidiary with any supplier material to its operations.

        2.22    Seller Representations.

        (a)   Each Seller is not a "foreign person" within the meaning of Section 1445 if the Code and (i) if an individual, he has reached the age of majority and is a United States citizen or resident; (ii) if a corporation, limited liability company or partnership, it is formed under the laws of a state of the United States and is authorized and otherwise duly qualified to hold real property and interests therein; and (iii) if the undersigned is a trustee, the undersigned and each co-trustee is such a citizen of such age or a corporation organized under the laws of the United States, and all trust beneficiaries are such citizens of such age and United States citizens or residents.

        (b)   Each of the First Reserve Fund and Randy D. Spaur is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Each Seller understands that Buyer will rely upon the exemptions provided by the Securities Act, Regulation D thereunder and various state securities laws and will rely on the representations and warranties of such Seller contained herein for purposes of such determination. Each Seller is acquiring Buyer Common Stock for its own account and not with a view to, or for the offer or sale in connection with, any distribution thereof. Each Seller acknowledges that the shares of Buyer Common Stock have not been registered under the Securities Act, or any state securities laws, and that the shares of Buyer Common Stock may not be transferred or sold except pursuant to a registration statement filed in accordance with the Securities Act or pursuant to any applicable exemption therefrom under the Securities Act and state securities laws.

        (c)   Each Seller has such knowledge of Buyer and its business and such experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Buyer Common Stock. Each Seller has made an informed investment decision with respect to the shares of Buyer Common Stock to be acquired pursuant to this Agreement. Each Seller understands that there can be no assurance as to the federal or state tax result of an investment in Buyer Common Stock. Each Seller understands that no state or federal governmental authority has made any finding or determination relating to the fairness of an investment in Buyer Common Stock and no state or federal governmental authority has recommended or endorsed or will recommend or endorse an investment in Buyer Common Stock. Each Seller understands that there has been no public market for Buyer Common Stock and it is not likely that after the Closing there will be such a market. Each Seller understands that the transferability of Buyer Common Stock will be restricted by Buyer's Stockholders' Agreement.

        (d)   Each Seller owns the Initial Shares set forth opposite its name on Exhibit A hereto of record and beneficially, free and clear of any Encumbrances. Each Seller has full power and legal right to cause such Initial Shares to be sold, assigned, transferred and delivered to Buyer, and upon delivery of such Initial Shares as provided for hereunder, Buyer will acquire good and valid title thereto.

        (e)   Each Seller has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereunder and to perform its obligations under this Agreement. If such Seller is not an individual person, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by such Seller's board of directors, the board of directors of such Seller' general partner or established trust procedures, as applicable, and no other proceedings on the part, or on behalf, of such Seller is necessary for such execution, delivery and performance. This Agreement has been duly authorized, executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by general equitable principles).

        (f)    The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate any provision of the charter, bylaws or other organizational documents of such Seller; (ii) violate any applicable Law or any judgment, order or decree of any Governmental Entity applicable to such Seller; or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which such Seller is a party or by which he or it is bound or to which any of the properties or assets of such Seller is subject.

        (g)   Immediately following Closing, no Seller shall own or otherwise control any assets or properties necessary for the Company and the Company Subsidiaries to conduct their respective businesses in substantially the same manner as conducted immediately prior to Closing.

        2.23    Finder's Fees.    Except for remaining fees owed by the Company to Simmons & Company International that shall not exceed $307,000 (the "Simmons Fee"), neither the Sellers, the Company nor any of their Affiliates have employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees, advisory fees or commissions, with respect to the sale by the Sellers of the Initial Shares or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. The Sellers agree to jointly and severally indemnify and hold Buyer and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses (other than the Simmons Fee) asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Sellers or any of the Affiliates of the Sellers with respect to any such fee, commission or expense.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Sellers as follows:

        3.1    Organizational Matters; Buyer Subsidiaries.

        (a)   Buyer: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where Buyer's ownership, operation or lease of property or the conduct of its business would require such qualification, except where the failure to be so qualified would not result in exposure to Buyer of losses, damages or liabilities in excess of $100,000 in the aggregate, taking into account any such failures by Buyer or any of its subsidiaries; and (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted.

        (b)   Each direct or indirect Subsidiary of Buyer is set forth on Schedule 3.1(b) hereto (each, a "Buyer Subsidiary"). Except as set forth thereon, neither Buyer nor any Buyer Subsidiary: (i) is engaged in any joint venture, partnership or similar arrangement with any other Person; (ii) is an Affiliate or any other Person; or (iii) otherwise holds any equity interest any other Person.

        (c)   Each Buyer Subsidiary: (i) is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, as set forth on Schedule 3.1(c) hereto; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where any Buyer Subsidiary's ownership, operation or lease of property or the conduct of its business would require such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $100,000 in the aggregate, taking into account any such failures by Buyer or any of the Buyer Subsidiaries; and (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted.

        3.2    Capitalization; Title to Shares.

        (a)   The authorized capital of Buyer consists of 6,500,000 shares of Buyer Common Stock, par value $0.01 per share, of which 4,228,070 shares are issued and outstanding, and 500,000 shares of preferred stock, par value $0.01 per share, of which 225,000 shares have been designated shares of Series A 10% Cumulative Preferred Stock (the "Preferred Stock"), of which 159,012.604 such shares are issued and outstanding; provided, however, that prior to the Closing Buyer may increase the authorized number of shares of Buyer Common Stock to 7,500,000 shares and may exchange and convert its outstanding shares of Preferred Stock into shares of Buyer Common Stock (the "Preferred Stock Exchange"). The issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive, preferential purchase or other similar rights of any Person. Buyer has outstanding (i) warrants to acquire 870,000 shares of Buyer Common Stock and (ii) options to acquire 261,160 shares of Buyer Common Stock. Other than as (i) set forth on Schedule 3.2 hereto, (ii) set forth in the Stockholders' Agreement, dated December 21, 2000 (the "Buyer Stockholders' Agreement") by and among Basic Energy Services, Inc. (as predecessor-in-interest to Buyer) and the stockholders named therein, as amended through the date hereof, or (iii) contemplated by the Preferred Stock Exchange, Buyer has no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating Buyer to (a) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or any securities or obligations convertible into or exchangeable for shares of capital stock of Buyer or (b) grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.

        (b)   Upon delivery of the shares of Buyer Common Stock to the Sellers as provided hereunder, each Seller will acquire good and valid title thereto, and such shares of Buyer Common Stock will be validly issued, fully paid and non-assessable.

        3.3    Validity of Agreement; Authorization.    Buyer has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereunder and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by Buyer's board of directors and no other proceedings on the part, or on behalf, of Buyer are necessary to effect such execution, delivery and performance. This Agreement has been duly authorized, executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by general equitable principles).

        3.4    No Conflict or Violation.    The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not: (a) violate any provision of the charter, bylaws or other organizational documents of Buyer or any of the Buyer Subsidiaries; (b) violate any applicable Law or any judgment, order or decree of any Governmental Entity applicable to Buyer, the Buyer Subsidiaries or any of the respective properties or assets of Buyer or the Buyer Subsidiaries; (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which Buyer or any of the Buyer Subsidiaries is a party or by which any of them is bound or two which any of the respective properties or assets of Buyer or the Buyer Subsidiaries is subject; (d) result in the creation of imposition of any Encumbrance upon any of the properties or assets of Buyer or any of the Buyer Subsidiaries; or (e) result in the cancellation, modification, revocation or suspension of any License of Buyer or any of the Buyer Subsidiaries, except in the case of clauses (b), (c), (d) and (e) above that would not have a Buyer Material Adverse Effect.

        3.5    Consents and Approvals.    Except as disclosed on Schedule 3.5 hereto, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of Buyer or any of the Buyer Subsidiaries) is required for Buyer to execute and deliver this Agreement or to perform its respective obligations hereunder, except that would not have a Buyer Material Adverse Effect..

        3.6    Financial Statements.    Attached as Schedule 3.6 hereto are true, correct and complete copies of: (a) the audited consolidated balance sheets, statements of income and statements of cash flows of Buyer as of and for the years ended December 31, 2000, December 31, 2001 and December 31, 2002 and (b) the unaudited consolidated balance sheet, statement of income and statement of cash flows of Buyer as of and for the three-month period ended March 31, 2003 and the six-month period ended June 30, 2003 (collectively, the "Buyer Financial Statements"). The Buyer Financial Statements: (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; (y) fairly present the financial position of Buyer as of their respective dates and the results of operations of Buyer for the periods indicated therein; and (z) have not been rendered untrue, incomplete or unfair as representations of the financial condition of Buyer as of the respective dates of the Buyer Financial Statements by events subsequent to the respective dates of the Buyer Financial Statements.

        3.7    Absence of Undisclosed Liabilities.

        Except as disclosed on Schedule 3.7 hereto or on the unaudited Buyer Financial Statements as of June 30, 2003, neither Buyer nor any of the Buyer Subsidiaries has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the Buyer Financial Statements, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since June 30, 2003 or (b) liabilities of Buyer or any Buyer Subsidiary that individually or in the aggregate are not material to Buyer and that are not required by GAAP to be included in the Buyer Financial Statements.

        3.8    Absence of Certain Changes.    Except as set forth on Schedule 3.8 hereto, since December 31, 2002, the business of Buyer and each of the Buyer Subsidiaries has been conducted in the ordinary course of business consistent with past practices and neither Buyer nor any of the Buyer Subsidiaries has taken any of the actions described in Sections 4.2(a) through (g), (j) through (q), (t) and (v) hereof, except in connection with entering into this Agreement.

        3.9    Title to and Condition of Properties.

        (a)   Except as set forth on Schedule 3.9(a) hereto, Buyer has good and marketable title to all of its owned real property, free and clear of all Encumbrances, except for Permitted Encumbrances.

        (b)   Except as set forth on Schedule 3.9(b) hereto, (i) all leases of real property to which Buyer or any of the Buyer Subsidiaries is a party on the date hereof or by which any of them is presently bound (whether as lessee or lessor) are in full force and effect and are valid and enforceable in accordance with their terms, (ii) there is not under any such lease any default by Buyer or any of the Buyer Subsidiaries or, to Buyer's Knowledge, any other Person, or any event that with notice or lapse of time or both would constitute a default and (iii) Buyer or any Buyer Subsidiary is in possession of the real property covered under any such lease except as set forth on Schedule 3.9(b) hereto in which it is a lessee.

        (c)   Except as pledges made pursuant to the Buyer Credit Facility, Buyer and the Buyer Subsidiaries have good and indefeasible title to, or valid and subsisting leasehold interests in, all of the personal property reflected on the Buyer Financial Statements or used or useful in their respective businesses, free and clear of all Encumbrances.

        3.10    Intellectual Property.    Except as set forth on Schedule 3.10 hereto: (i) Buyer or a Buyer Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license or other right to use lawfully, all the Intellectual Property used by Buyer or the Buyer Subsidiaries in connection with their businesses, free and clear of any Encumbrances; (ii) neither Buyer nor any of the Buyer Subsidiaries has infringed or otherwise violated the Intellectual Property of any other Person; (iii) to Buyer's Knowledge, no Person has infringed or otherwise violated the Intellectual Property of Buyer and the Buyer Subsidiaries; (iv) the consummation of the transactions contemplated in this Agreement will not alter, impair or extinguish any Intellectual Property of Buyer and the Buyer Subsidiaries; and (v) to Buyer's Knowledge, there are no agreements, judicial orders or settlement agreements which limit or restrict Buyer's or any of the Buyer Subsidiaries' rights to use any Intellectual Property.

        3.11    Licenses, Permits and Governmental Approvals.    Except as set forth on Schedule 3.11 hereto, (a) Buyer and each Buyer Subsidiary have all Licenses as are necessary for the conduct of their respective businesses as currently conducted; (b) each License has been issued to, and duly obtained and fully paid for by, the holder thereof and is valid, in full force and effect, except where such invalidity or failure to be in full force and effect would not have a Buyer Material Adverse Effect, and (c) none of such Licenses will terminate or become terminable as a result of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 3.11, the representations and warranties in this Section 3.11 shall not apply to (x) any right to Intellectual Property (which shall be subject to the representations in Section 3.10 hereof) or (y) any License required under applicable Environmental Law (which shall be subject to the representations in Section 3.18 hereof).

        3.12    Compliance with Law.    Except with respect to Tax matters (which are provided for in Section 3.16 hereof), Intellectual Property matters (which are provided for in Section 3.10 hereof) or environmental, health and safety matters (which are provided for in Section 3.18 hereof) and except as set forth on Schedule 3.12 hereto, the operations of Buyer and each of the Buyer Subsidiaries are and have been conducted in material compliance with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over Buyer and the Buyer Subsidiaries and their respective assets, properties and operations.

        3.13    Material Contracts.    Except as set forth on Schedule 3.13 hereto, (i) each Contract (or group of related Contracts) to which Buyer or any Buyer Subsidiary is a party, by which any of them is bound or otherwise relating or affecting any of their assets, properties or operations that involves the payment to or by Buyer or any Buyer Subsidiary of more than $75,000 over the course of twelve consecutive months (a "Buyer Material Contract") is (A) in full force and effect and is a valid and binding obligation of Buyer or the Buyer Subsidiary party to such Contract and (B) to Buyer's Knowledge, a valid and binding obligation of each other party thereto, (ii)(A) Buyer or the Buyer Subsidiary party to such Contract is not in breach thereof or default thereunder (and no event or circumstance has occurred that with notice, or lapse of time or both, would constitute an event of default), (B) to Buyer's Knowledge, no other party to any such Contract is in breach thereof or default thereunder; (iii) there is no pending or, to Buyer's Knowledge, threatened litigation with respect to any such Contract; and (iv) the enforceability of all of such Contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        3.14    Labor Matters.    As of the date hereof, (a) no strikes or other material labor disputes against Buyer or any Buyer Subsidiary are pending or, to Buyer's Knowledge, threatened; (b) the hours worked by and payments made to employees of Buyer and each Buyer Subsidiary comply with the Fair Labor Standards Act and each other federal, state, local or foreign Law applicable to such matters; (c) all payments due from Buyer and each Buyer Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on the books of Buyer or such Buyer Subsidiary; (d) except as set forth on Schedule 3.14(d) hereto, neither Buyer nor any Buyer Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement; (e) there is no organizing activity involving Buyer or any Buyer Subsidiary pending or, to Buyer's Knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to Buyer's Knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Buyer or any Buyer Subsidiary has made a pending demand for recognition; and (g) except as set forth in Schedule 3.14(g) hereto, there are no material complaints or charges against Buyer or any Buyer Subsidiary pending or, to Buyer's Knowledge, threatened to be filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Buyer or any Buyer Subsidiary of any individual.

        3.15    ERISA.    For purposes of this Section 3.15, unless otherwise indicated, all references to "Buyer" include Buyer and each ERISA Affiliate of Buyer.

        (a)   Since December 31, 2002, there has not been any adoption or amendment by Buyer of any Benefit Plans.

        (b)   Buyer does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to), any (i) "multiemployer plan" as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (ii) foreign Benefit Plans; or (iii) voluntary employee benefit associations intended to be exempt from Federal income Tax under Section 501(c)(9) of the Code, and neither the Buyer nor any Benefit Plan maintains or contributes to any group annuity contract.

        (c)   Each Pension Plan that is subject to Section 201, 301 or 401 of ERISA has been the subject of a determination letter from the IRS to the effect that such Pension Plan is qualified under Section 401(a) of the Code, as currently in effect, or can still be submitted in a timely manner to the IRS for such a letter, and no such determination letter has been revoked nor, to Buyer's Knowledge, has revocation of any such letter been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its costs, and to Buyer's Knowledge, nothing has occurred or failed to occur in connection with the adoption or maintenance of such Pension Plan which would cause the loss of such qualification, and all amendments required to be adopted before the Closing Date for any such Pension Plan to continue to be so qualified have been or will be duly and timely adopted. Each Pension Plan that is not subject to Section 201, 301 or 401 of ERISA has timely filed the statement required by 29 CFR 2520.104-23. Buyer and each ERISA Affiliate has paid all premiums (including any applicable interest, charges and penalties for late payment) due the PBGC with respect to each Pension Plan for which premiums to the PBGC are required. No Pension Plan in whole or in part ever maintained by Buyer or any ERISA Affiliate has been terminated or partially terminated under circumstances which would result in liability to the PBGC.

        (d)   Each of the Benefit Plans which is sponsored by Buyer or any ERISA Affiliate: (i) is in compliance with all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA or other applicable law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) timely filed with the appropriate governmental authority for each year of its existence, (iii) has at all times complied with the bonding requirements of Section 412 of ERISA or other applicable law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to Buyer which may subject Buyer to the payment of any material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all material respects with the requirements of ERISA and the Code and other applicable Law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any liabilities to Buyer.

        (e)   The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, accelerated vesting, severance or other similar provisions in any Benefit Plan.

        (f)    No Pension Plan that is subject to Title IV of ERISA and which Buyer or any ERISA Affiliate maintains, or to which Buyer or any ERISA Affiliate is obligated to contribute had, as of December 31, 2002, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to the Company. None of the Pension Plans of Buyer or any ERISA Affiliate which are subject to Section 302 of ERISA or Section 412 of the Code has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No Pension Plan sponsored by Buyer or any ERISA Affiliate has a "liquidity shortfall" as defined in Section 412(m)(5) of the Code. No notice has been required under Section 4011 of ERISA with respect to any Pension Plan sponsored by Buyer or any ERISA Affiliate, or to which Buyer or any ERISA Affiliate is obligated to contribute. No event described in Section 401(a)(29) of the Code has occurred or can reasonably be expected to occur with respect to Buyer. No "reportable event" (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any such Pension Plan within the last six years prior to the Closing Date, other than as may arise as a result of the consummation of the transactions contemplated by this Agreement. Each such Pension Plan of Buyer or any ERISA Affiliate (including any such plan covering retirees or other former employees) may be amended or terminated without liability (other than with respect to pension benefits in the ordinary course) to Buyer on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any Law or agreement that pertains to Buyer.

        (g)   None of Buyer, the officers of Buyer, the Benefit Plans (including the Pension Plans) or any fiduciary of any Benefit Plan which are subject to ERISA, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Buyer or the officers of Buyer to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA, or any other provision of ERISA, which would have any adverse effect on the properties, business, results of operation or financial condition of Buyer.

        (h)   With respect to any Welfare Plan, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and other applicable Law and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or impose or increase employee, retiree or other former employee participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to Buyer on the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any Law or agreement that pertains to Buyer.

        (i)    All contributions required by Law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves properly reflected on the books of Buyer in accordance with GAAP. No changes in contributions or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Benefit Plan since the date on which the information provided in the attached Disclosure Schedule has been provided, and no such changes are scheduled to occur other than in the ordinary course of business.

        (j)    Buyer does not have and will not have any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Benefit Plan that has been, or is, contributed to (or required to be contributed to) by Buyer or any ERISA Affiliate.

        3.16    Taxes.    (a) Buyer and each of the Buyer Subsidiaries has filed (or joined in the filing of) when due all U.S. and other material Tax Returns required by applicable Law to be filed with any Governmental Entity; (b) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (c) all Taxes relating to periods ending on or before the Closing Date owed by Buyer or any of the Buyer Subsidiaries (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been or will be timely paid (except for Taxes that are being contested in good faith in appropriate proceedings and, to the extent the amount being contested exceeds $50,000, that are set forth on Schedule 3.16(c) hereto); (d) any material liability of Buyer or any of the Purchaser Subsidiaries for Taxes not yet due and payable, or that is being contested in good faith in appropriate proceedings, has been adequately provided for on the financial statements of Buyer in accordance with GAAP and the amount of the liability of Buyer and the Buyer Subsidiaries for unpaid Taxes for all periods (or portions thereof) ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected in the Company Financial Statements, except to the extent of Taxes arising out of operations and transactions in the ordinary course of business of the Company and the Company Subsidiaries since the date of such financial statements in accordance with past practice the accruals for which have been made in a manner consistent with past practice; (e) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, Buyer or any of the Buyer Subsidiaries in respect of any material Tax or Tax assessment, nor has any claim for additional material Tax or Tax assessment been asserted in writing or, to Buyer's Knowledge been proposed by any Tax authority; (f) no written claim has been made by any Government Authority in a jurisdiction where Buyer and the Buyer Subsidiaries do not currently file any Tax Returns that any of them is or may be subject to Tax by such jurisdiction, nor to Buyer's Knowledge has any such assertion been threatened or proposed in writing; (g) neither Buyer nor any of the Buyer Subsidiaries is a party to any tax sharing agreement or other agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (h) Buyer and each of the Buyer Subsidiaries has withheld and paid all material Taxes required to be withheld by Buyer or such Buyer Subsidiary in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (i) none of the Tax Returns of Buyer or any Buyer Subsidiary are currently being audited by the IRS or any other applicable Governmental Entity; and (j) neither Buyer nor any Buyer Subsidiary has executed or filed with the Internal Revenue Service or any other Governmental Entity any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes.

        3.17    Litigation.    No Litigation is now pending nor, to Buyer's Knowledge, threatened against Buyer, any Affiliate of Buyer, or any Buyer Subsidiary, before any Governmental Entity or before any arbitrator or panel of arbitrators which Buyer reasonably expects will (a) have a Material Adverse Effect on Buyer or any Buyer Subsidiary or (b) materially impair or delay the ability of Buyer or any Buyer Subsidiary to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Except as set forth on Schedule 3.17 hereto, there is no Litigation pending nor, to

Buyer's Knowledge, threatened, that seeks damages in excess of $150,000 or injunctive relief against, or alleges criminal misconduct of, Buyer or any Buyer Subsidiary.

        3.18    Environmental Matters.    Except as set forth on Schedule 3.18 hereto, (i) the real property owned or leased by Buyer or any Buyer Subsidiary is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such real property in any material respect and that would not result in liabilities that could reasonably be expected to exceed $150,000; (ii) neither Buyer nor any Buyer Subsidiary has caused or suffered to occur any use, release, transportation, storage, or disposal of Hazardous Materials on, at, in, under, above, to, from or about any of its real properties except where such use, release, transportation, storage or disposal would not adversely impact the value or marketability of such real property in any material respect and would not result in liabilities that could reasonably be expected to exceed $150,000; (iii) Buyer and each of the Buyer Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in liabilities which could reasonably be expected to exceed $150,000; (iv) Buyer and each of the Buyer Subsidiaries have obtained, and are in compliance with, all Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Permits would not result in liabilities that could reasonably be expected to exceed $150,000, and all such Permits are valid, uncontested and in good standing; (v) neither Buyer nor any Buyer Subsidiary is involved in operations or knows of any facts, circumstances or conditions, including any use, release, transportation, storage, or disposal of Hazardous Materials, that are likely to result in any liabilities which could reasonably be expected to exceed $150,000, and neither Buyer nor any Buyer Subsidiary has permitted any current or former tenant or occupant of its real property to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $150,000 or injunctive relief against, or that alleges criminal misconduct by, Buyer or any Buyer Subsidiary; (vii) no notice has been received by Buyer or any Buyer Subsidiary identifying the addressee as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to Buyer's Knowledge, there are no facts, circumstances or conditions that may result in Buyer or any Buyer Subsidiary being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) Buyer and the Buyer Subsidiaries have provide to Sellers copies of all existing environmental reports, reviews and audits relating to their real property and all other material written information pertaining to actual or potential Environmental Liabilities. Notwithstanding the foregoing, except as disclosed in Schedule 3.18 hereto, none of the matters addressed in clauses (i) through (viii) above, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect.

        3.19    Insurance.    Schedule 3.19 hereto lists all insurance policies of any nature maintained, for current occurrences by Buyer or any Buyer Subsidiary, as well as a summary of the terms of each such policy. All such policies are in full force and effect. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel has been received by Buyer or any Buyer Subsidiary with respect to such policies. There is no dispute with respect to such policies.

        3.20    Customers and Suppliers.    There is no actual nor, to Buyer's Knowledge, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of Buyer or any Buyer Subsidiary with any customer or group of customers whose purchases during the twelve months ended June 30, 2003 caused them to be ranked among the ten largest customers of Buyer and the Buyer Subsidiaries, in the aggregate, or the business relationship of Buyer or any Buyer Subsidiary with any supplier material to its operations.

        3.21    Finder's Fees.    Neither Buyer nor any Affiliate of Buyer has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission. Buyer agrees to indemnify and hold the Sellers and their respective Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by Buyer or any Affiliate of Buyer with respect to any such fee, commission or expense.

ARTICLE 4
ADDITIONAL AGREEMENTS

        4.1    Access to Information; Confidentiality.

        (a)   Until the Closing, the Sellers will furnish, and will cause the Company to furnish, Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives (the "Buyer Representatives") with all financial, operating and other data and information concerning the assets, commitments and properties of the Company and the Company Subsidiaries as Buyer shall from time to time reasonably request and will afford Buyer Representatives reasonable access to the offices, properties, books, records, contracts and documents of the Company and the Company Subsidiaries and will be given the opportunity to ask questions of, and receive answers from, representatives of the Company and the Company Subsidiaries. As part of its investigation, Buyer shall have the right to conduct environmental assessments of the Company's and the Company Subsidiaries' properties, including soil and groundwater sampling, as it deems appropriate. No investigations by Buyer or the other Buyer Representatives shall reduce or otherwise affect the obligation or liability of the Sellers with respect to any representations, warranties, covenants or agreements made herein or in any exhibit, schedule or other certificate, instrument, agreement or document, including the Schedules referred to in Article 2 hereof, executed and delivered in connection with this Agreement, except as specifically provided in Section 7.3(a)(iii) hereof. The Company, the Company Subsidiaries and the Sellers will cooperate with Buyer and the Buyer Representatives in the preparation of any documents or other materials that may be required by any Governmental Entity.

        (b)   Until the Closing, Buyer and the Buyer Subsidiaries will furnish each Seller and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives (the "Seller Representatives") with all financial, operating and other data and information concerning the assets, commitments and properties of Buyer and the Buyer Subsidiaries as Sellers shall from time to time reasonably request and will afford the Seller Representatives reasonable access to the offices, properties, books, records, contracts and documents of Buyer and the Buyer Subsidiaries and will be given the opportunity to ask questions of, and receive answers from, representatives of Buyer and the Buyer Subsidiaries; provided, however, that Buyer and the Buyer Subsidiaries shall not be required to violate any of their obligations under any confidentiality agreement with a Person other than a party to this Agreement or an Affiliate thereof. No investigations by Sellers or the other Sellers Representatives shall reduce or otherwise affect the obligation or liability of Buyer and the Buyer Subsidiaries with respect to any representations, warranties, covenants or agreements made herein or in any exhibit, schedule or other certificate, instrument, agreement or document, including the Schedules referred to in Article 3 hereof, executed and delivered in connection with this Agreement, except as specifically provided in Section 7.3(a)(iv) hereof. Buyer and the Buyer Subsidiaries will cooperate with Sellers and the Seller Representatives in the preparation of any documents or other materials that may be required by any Governmental Entity.

        (c)   The parties to the Mutual Confidentiality and Nondisclosure Agreement, dated as of June 24, 2003 (the "Nondisclosure Agreement"), among the Company, First Reserve Corporation and the Basic Energy Services, Inc. agree to the continued terms thereof.

        (d)   Each Seller (other than the First Reserve Fund, which is bound by the Nondisclosure Agreement) agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it or its representatives from the other party hereto in connection with the transactions contemplated by this Agreement except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of such party as necessary in connection with the transactions contemplated hereby or as necessary to the operation of such party's business; and (iii) for information that becomes publicly available other than through such party. If the transactions contemplated by this Agreement are not consummated, each party hereto (a) will return to the other party hereto all non-public documents and other material obtained from such other party, and all copies, summaries and extracts thereof, or certify to such other party that such information has been destroyed and (b) agrees not to use for its own benefit or for the benefit of any other Person any non-public information received by it or its representatives or Affiliates from the other party in connection with the transactions contemplated by this Agreement.

        (e)   Notwithstanding anything to the contrary in this Agreement, each party hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby, and all materials of any kind (including opinions, if any or other tax analyses, if any) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) until the earlier of (x) the date of the public announcement of discussions relating to the Transaction, (y) the date of the public announcement of the Transaction, and (z) the date of the execution of an agreement (with or without conditions) to enter into the Transaction; or (ii) if such disclosure would result in a violation of federal or state securities laws; or (iii) to the extent not related to the tax structure or tax aspects of the transaction. Moreover, nothing in this Agreement shall be construed to limit in any way any party's ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated hereby. For the purposes of the foregoing sentence, (i) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Thus, for the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any party to a transaction or any sensitive business information unless such information is related or relevant to the purported or claimed federal income tax treatment of the transaction.

        4.2    Conduct of Business.    The Company and the Sellers, on the one hand, and Buyer, on the other hand, covenant and agree with such other party that from and after the date hereof until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by such other party, to, and to cause the Company Subsidiaries (in the case of the Company and the Sellers) and the Buyer Subsidiaries (in the case of the Buyer) to, as the case may be:

        (a)   operate each such entity only in the usual, regular and ordinary manner consistent with past practice with a view to maintaining the goodwill that each such entity now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of their respective employees and preserve their relationships with their respective customers, suppliers, jobbers, distributors and other Persons having business relations with each such entity;

        (b)   use all reasonable efforts to maintain the assets of each such entity in a state of repair, order and condition consistent with past practice;

        (c)   maintain the books of account and records relating to each such entity in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such entity applied on a consistent basis and not increase the carrying value of any assets above their historical costs;

        (d)   comply in all material respects with all statutes, laws, orders and regulations applicable to each such entity and to the businesses, operations, properties or assets of each such entity;

        (e)   not sell, assign, transfer, lease or otherwise dispose of any assets or properties of any such entity, except for dispositions of the inventories for value in the usual and ordinary course of business consistent with past practice;

        (f)    preserve and maintain all rights that each such entity now enjoys in and to its respective Intellectual Property and not sell, assign, transfer, lease or otherwise dispose of any of such Intellectual Property;

        (g)   not mortgage, pledge or otherwise create a security interest or permit there to be created or exist any Encumbrances on the existing assets or properties of each such entity;

        (h)   not incur any obligation for borrowed money or purchase money indebtedness whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice (and in no event in an amount greater than $250,000 in the aggregate);

        (i)    not enter into any Contract that is not in the ordinary course of business consistent with past practice or that is with an Affiliate of any such entity;

        (j)    not amend or modify any Company Material Contract (in the case of the Company or any Company Subsidiary) or Buyer Material Contract (in the case of Buyer or any Buyer Subsidiary), except in the ordinary course of business consistent with past practices and as would not material adversely effect such entity's rights under any such contract;

        (k)   not consent to the termination of any Company Material Contract (in the case of the Company or any Company Subsidiary) or Buyer Material Contract (in the case of Buyer or any Buyer Subsidiary) or waive any of the rights of any of such entities with respect thereto;

        (l)    not permit any insurance policy naming any such entity as a beneficiary or a loss payee to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;

        (m)  pay when due all accounts payable, all payments required by any Company Material Contract or Buyer Material Contract, and all Taxes (other than Taxes that are being contested in good faith and for which adequate reserves exist in the Company Financial Statements or Buyer Financial Statements and that would not result in an Encumbrance being imposed on any assets or properties of any of such entities);

        (n)   not make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, make any change to any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return;

        (o)   not make or change any method of accounting or application of any principles under GAAP;

        (p)   not change the terms of employment of any officer or senior employee or increase the compensation or rate of compensation or commissions or bonuses payable by any of such entities to any of their respective employees;

        (q)   not declare or pay any dividend on or make any other distribution in respect of any of the shares in the capital stock of any of such entities, or purchase, redeem or otherwise acquire any of such shares other than in the Preferred Stock Exchange;

        (r)   not authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of the Company or any Company Subsidiary; provided, that Buyer may issue shares of capital stock or securities convertible thereinto having an aggregate value of up to $20 million (based on the Buyer Per Share Value) and Buyer may issue shares of Buyer Common Stock in connection with the Preferred Stock Exchange;

        (s)   not grant any stock options, warrants or other rights to acquire capital stock (including any "phantom" shares) of the Company or any Company Subsidiary, other than, in the case of Buyer, in connection with any employee compensation arrangement;

        (t)    not amend or otherwise modify the Certificate of Incorporation, bylaws, or organizational documents of any of such entities, except as contemplated by Section 3.2 hereof;

        (u)   not amend any Benefit Plan except as required by Law or this Agreement; and

        (v)   promptly notify such other party in writing if any of such entities becomes aware of any change in the business or operations of any of such entities that shall have occurred or that shall have been threatened (or any development that shall have occurred or that shall have been threatened involving a prospective change) that would reasonably be expected to have Company Material Adverse Effect (in the case of the Company or any Company Subsidiary) or a Buyer Material Adverse Effect (in the case of Buyer or any Buyer Subsidiary).

Notwithstanding the foregoing, (x) clauses (h), (i), and (u) above apply only to the Sellers, the Company and the Company Subsidiaries and do not apply to Buyer or any of the Buyer Subsidiaries; (y) Buyer may amend the Buyer Credit Facility or enter into a new credit facility or replace the Buyer Credit Facility; and (z) Buyer may make such changes to the terms and provisions of its outstanding equity securities and options or warrants convertible thereinto and its outstanding indebtedness, including the maturities thereof (including, without limitation, any amendments or modifications to the documents described in clause (t) above), (A) as may be required by the lenders in connection with amending the Buyer Credit Facility or the Company Credit Facility or in connection with entering into a new credit facility to replace either of such facilities or (B) as may be requested by the holders of such securities.

        4.3    Negotiation with Others.    The Company and the Sellers agree that from the date hereof until the Closing Date or the termination of this Agreement pursuant to Article 9 hereof, none of the Sellers or any of their respective Affiliates, including the Company, will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss or accept or consider any proposal or offer from any Person not a party hereto or not affiliated with a party hereto with respect to a merger, consolidation, asset purchase, stock purchase or any similar transaction involving the Company or any Company Subsidiary or their assets or properties. During such period, the Sellers will immediately notify Buyer regarding any such contact between the Sellers, any Affiliate or any of their representatives and any Person regarding any such offer or proposal or any related inquiry and shall return without discussion all offers or proposals regarding any such transaction involving the Company, any Company Subsidiary or their assets or properties.

        4.4    Information; Supplements to Schedules.

        (a)   During the period from the date of this Agreement to the Closing Date, Buyer and the Sellers will promptly inform each other in writing of any claim, action or any proceeding commenced against such party with respect to the transactions contemplated by this Agreement or any assets or property of the Company.

        (b)   Buyer and the Sellers shall from time to time up to the date that is two (2) weeks prior to the Closing (the "Schedule Freeze Date"), by notice in accordance with this Agreement, supplement, amend or create any Schedule to reflect changes in any disclosure from the date of this Agreement or items mistakenly omitted from disclosure at the time of this Agreement. No such supplemental, amended or additional Schedule shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be supplemented or amended to add immaterial, as well as material, items thereto. Notwithstanding the foregoing, (i) for purposes of satisfaction of the conditions set forth in Article 5 and 6 hereof, the Schedules of Buyer and the Sellers, respectively, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto and (ii) for purposes of the indemnification provisions set forth in Article 7 hereof, the Schedules of Buyer and the Sellers, respectively, shall be deemed to include all information included in any supplement or amendment thereto after the date of this Agreement through the Schedule Freeze Date.

        4.5    Delivery of Documents and Other Materials.

        (a)   The Sellers shall maintain all documents, agreements, instruments, certificates, writings, notices, consents, affidavits, letters, telegrams, telexes, statements, files, computer disks, microfiches or other documents in electronic format, schedules, exhibits or any other paper or record whatsoever relating to the Company or any Company Subsidiary that are in the possession or control of the Company or any Company Subsidiary, including, without limitation, all files relating to the Company Financial Statements, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Company stored on any electronic media, including computers ("Documents and Other Materials"). The Sellers shall deliver at or prior to Closing any Documents and Other Materials that are the property of the Company or any Company Subsidiary that are not in the possession of the Company or that are otherwise not the exclusive property of one or more of the Sellers. For a period of three (3) years after the Closing Date, Buyer agrees to provide the Sellers with access to such Documents and Other Materials to the extent required for tax, financial accounting or legal purposes on a reasonable basis during normal business hours and to permit copies to be made of such Documents and Other Materials as may be reasonably needed.

        (b)   The Sellers agree to provide Buyer with access to any Documents and Materials not delivered to Seller pursuant to paragraph (a) above to extent required for tax, financial, accounting, legal, operational or other reasonable purpose on a reasonable basis during normal business hours and to permit copies to be made of such Documents and Other Materials as may be reasonably needed; provided, however, that if any of such Documents and Other Materials retained by Sellers and not otherwise delivered to Buyer at Closing are material to business or operation of the Company or any of the Company Subsidiaries, copies of such Documents and Other Materials shall be provided to Buyer at Closing.

        (c)   All such Documents and Other Materials so copied by any party pursuant to paragraphs (a) and (b) above shall be maintained by such party in confidence, except to the extent required to be disclosed under Law or in furtherance of any defense by such party or any thereof to any action, suit or proceeding against such party or such Affiliate; provided, however, that the party possessing such Documents and Other Materials shall be advised of any such proposed disclosure in advance and be entitled to seek a limitation on the use of such information and scope of such disclosure.

        4.6    Further Assurances.    Each of the Sellers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such bills of sale, assignments (including but not limited to assignments of leases) and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for Buyer, as shall be necessary to vest in Buyer all the right, title and interest in and to the Shares free and clear of all Encumbrances and shall use his or its best efforts to cause to be taken such other action as Buyer may require to more effectively implement and carry into effect the transactions contemplated by this Agreement, including (i) using commercially reasonable efforts to assist or cause any of the Remaining Stockholders to implement and carry into effect the transactions contemplated hereby, including causing the Company to bring an action to enforce the Seller Agreement if requested by Buyer, and (ii) promptly providing access to and copies of any Documents and Other Materials requested by Buyer pursuant to Section 4.5(b) hereof.

        4.7    Covenant Not to Compete With the Business.    Each of (i) the First Reserve Fund, on behalf of itself and any other private equity fund currently under common control with the First Reserve Fund ("Affiliated Funds") or any entity in which the First Reserve Fund or any Affiliate Fund owns more than 50% of the outstanding voting securities or has the ability to appoint a majority of the board of directors or similar body (a "Control Investment," and with the First Reserve Fund and the Affiliated Funds, the "First Reserve Entities") and (ii) the other Sellers on behalf of themselves and their respective Affiliates (together with the First Reserve Entities, the "Non-Compete Parties") agrees that, effective as of the Closing Date and for a period of two (2) years thereafter, none of the Non-Compete Parties shall, without the consent of Buyer, directly or indirectly, design, develop, market, produce, manufacture, rent, provide or sell any products or services currently provided by the Company or any Company Subsidiary in any geographic location in which the Company or any Company Subsidiary currently conducts its business or operations or solicit any customers of the Company or any Company Subsidiary regarding the same or, except for the benefit of Buyer and its Affiliates, assist any Person to do the same; provided, that the foregoing provisions of this sentence shall not apply to (x) any existing business of the First Reserve Entities; (y) any business acquired by a First Reserve Entity after the date hereof (an "Acquired Business"), to the extent that the revenues from the portion of the Acquired Business that would otherwise violate the foregoing provisions represent less than 25% of the overall revenues of the Acquired Business; (z) an Acquired Business, if the acquiring First Reserve Entity or Entities divests within six (6) months the portion of the Acquired Business such that the Acquired Business then satisfies clause (y) above. Each of the Sellers acknowledges that a remedy at Law for any breach or attempted breach of this Section 4.7 will be inadequate and further agrees that any breach of this Section 4.7 will result in irreparable harm to the Company and Buyer, and, accordingly, Buyer, shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Each of the Sellers acknowledges that this covenant not to compete is being provided as an inducement to Buyer to acquire the Initial Shares and that this Section 4.7 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer. Whenever possible, each provision of this Section 4.7 shall be interpreted in such a manner as to be effective and valid under applicable Law but if any provision of this Section 4.7 shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 4.7. If any provision of this Section 4.7 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 4.7 but shall be confined in its operation to the provision of this Section 4.7 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 4.7 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law. The provisions of this Section 4.7 shall be in addition to and shall not limit or be limited by the provisions of any other agreement to which the Company or any Affiliate, on the one hand, and any Seller or an Affiliate, on the other hand, are parties.

        4.8    Non-Solicitation of Employees.    For a period of two (2) years after the Closing Date, each Seller agrees not to, and to cause any Non-Compete Party not to, directly or indirectly, (i) induce or attempt to induce any employee of BES, the Company or any Affiliate thereof (a "Covered Employee") to discontinue his employment with BES, the Company or any Affiliate thereof or (ii) offer employment to, employ or otherwise engage as an employee, independent contractor or otherwise, any such employees; provided, however, that no Non-Compete Party shall be restricted in any general solicitation for employees or public advertising of employment not specifically directed at such employees; provided, further, that a Non-Compete Party with fifty (50) or more employees may hire a

Covered Employee, but only if such hiring directly results from such general solicitation or advertising and Sellers have no Actual Knowledge (as defined below) that a Covered Employee was hired.

        4.9    Release.

        (a)   As of the Closing Date, each of the Sellers does hereby for himself or itself and his or its successors and assigns release, acquit and forever discharge Buyer, the Company and their respective Affiliates, the officers, directors, employees and agents thereof and their respective successors and assigns, of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that such Seller or its Affiliates now has, owns or holds or has at any time previously had, owned or held against such parties, including, without limitation, all liabilities created as a result of the negligence, gross negligence and willful acts of the Company or the Company Subsidiaries and their employees and agents, or under a theory of strict liability, existing as of the Closing Date or relating to any action, omission or event occurring on or prior to the Closing Date; provided, however, that any claims, liabilities, debts or causes of action that may arise in the connection with the failure of any of the parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

        (b)   Each of the Sellers represents and warrants that he or it has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released herein. Each of the Sellers covenants and agrees that such Seller will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released herein. Each of the Sellers represents and warrants that such Seller has read and understands all of the provisions of this Section 4.9 and that he or it has been represented by legal counsel of his or its own choosing in connection with the negotiation, execution and delivery of this Agreement.

        (c)   The release provided by the Sellers pursuant to this Section 4.9 shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of Law by a released party, including Buyer, its Affiliates, officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and liabilities based on theories of strict liability.

        4.10    Tax Matters.

        (a)   After the Closing Date, each of Buyer, the Company and its Subsidiaries, and the Sellers shall cooperate fully in preparing any Tax Returns of the Company and its Subsidiaries and in preparing for any audits of, or disputes or litigation with, taxing authorities regarding any Tax Returns with respect to the Company and its Subsidiaries and make available to the other parties and to any taxing authority as reasonably requested all information and documents relating to Taxes of the Company and its Subsidiaries.

        (b)   The Sellers shall pay, and shall indemnify Buyer from and against all sales, use, transfer, stock transfer, real property transfer, and recording Taxes, and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

        4.11    Continuation of Business by Buyer.    Nothing in this Agreement, in any exhibit or schedule hereto or in any agreement, instrument or other document executed or delivered in connection with this Agreement shall require Buyer to manage and operate the business conducted by the Company or the Company Subsidiaries with any duty or standard of care to the Sellers. Notwithstanding the foregoing, following Closing, Buyer will continue the historic business of the Company or continue to use a significant portion of the historic business assets of the Company in a business in accordance with Treas. Reg. 1.368-1(d).

        4.12    No Public Announcement.    None of Buyer, the Company or any Seller or any of their respective Affiliates shall, without the written approval of Buyer and the Stockholder Agent make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law, in which case the other parties to this Agreement shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity.

        4.13    Termination of Certain Agreements.    Except for the employment agreements listed on Schedule 4.13 hereto, effective prior to or as of the Closing, the Sellers and the Company (as applicable) shall have terminated or cancelled all existing agreements between the Company or any Company Subsidiary, on the one hand, and the Sellers, the Remaining Stockholders, or their respective Affiliates, on the other hand, including without limitation the Seller Agreement. Furthermore, in accordance with Section 3.5(a) of the Seller Agreement, each Seller agrees that upon the consummation of the sale of Initial Shares in accordance with this Agreement, any and all options to acquire Company Common Stock (whether vested or unvested) shall automatically be terminated and any transaction involving such unvested options shall be void and of no effect.

        4.14    Expenses.    Except as otherwise provided in this Agreement, Buyer, the Company and each Seller shall pay their respective costs and expenses incident to the negotiation and preparation of this Agreement and their respective performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of counsel, investment bankers and independent public accountants. Furthermore, as between the Company and the Sellers, each Seller agrees that it shall bear its own such costs and expenses and that the only costs and expenses to be borne by the Company in connection with this Agreement and the transactions contemplated hereby are those actually incurred by the Company in its own behalf, which specifically include the fees of Gibson, Dunn & Crutcher, LLP and PricewaterhouseCoopers LLP.

        4.15    Management of Arbitration Proceeding.    In the event that the arbitration proceeding referred to in Section 2.17(b) hereof has not been finally resolved and any settlement or award paid prior to Closing, those individuals affiliated with the First Reserve Fund that have been managing such arbitration proceeding on behalf of the Company through Closing shall continue to do so afterwards until such final resolution, settlement or award payment. Any costs and expenses incurred by such individuals after Closing in connection therewith, if requested, shall be promptly reimbursed by the Company, but such costs and expenses so reimbursed shall be subject to the indemnification provisions of Section 7.1(c) hereof.

ARTICLE 5
BUYER'S CONDITIONS

        The obligation of Buyer to purchase the Initial Shares as contemplated hereby is, at the option of Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing.

        5.1    Representations, Warranties and Covenants.    The representations and warranties of each of the Sellers contained in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date, and all representations and warranties of each of the Sellers that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; each and all of the agreements and covenants of the Sellers to be performed or complied with by them on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects; and each of the Sellers shall have delivered to Buyer a certificate, dated the Closing Date, regarding the matters set forth in this Section 5.1.

        5.2    Good Standing.    The Sellers shall have delivered to Buyer certificates issued by appropriate Governmental Entities evidencing the status of the Company and each of the Company Subsidiaries, as of a date not more than five calendar days prior to the Closing Date, in the State of Delaware, and as of a date not more than five calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction specified in Schedule 2.1(a) hereto.

        5.3    Closing Deliveries.    The Sellers shall have delivered or be standing ready to deliver to Buyer each of the items specified in Section 1.3(a) hereof, including stock certificates representing the Initial Shares and any such additional instruments of transfer of the Initial Shares as shall be reasonably requested by Buyer to vest in Buyer all the right, title and interest in and to the Initial Shares, in each case executed and dated the Closing Date.

        5.4    Subscription Agreements.    Each of the Remaining Stockholders shall have delivered or be standing ready to deliver to Buyer: (i) a duly executed Subscription Agreement (in the form attached as Exhibit B hereto), (ii) a duly executed Escrow Agreement (in the form attached as Exhibit D hereto), (iii) a duly executed Amended and Restated Stockholder's Agreement of Buyer (in the form attached as Exhibit C hereto), (iv) stock certificates representing the Remaining Shares endorsed in blank or accompanied by stock powers so endorsed, and any such additional instruments of transfer of such Remaining Shares as shall be reasonably requested by Buyer to vest in Buyer all the right, title and interest in and to such Remaining Shares and (v) any document or instruments required to be delivered pursuant to the agreements referred to in clauses (i) through (iii) above, in each case executed and dated the Closing Date.

        5.5    No Litigation.    No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect or threatened nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than Buyer or its Affiliates) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful.

        5.6    No Company Material Adverse Event.    No Company Material Adverse Effect shall have occurred since the date of this Agreement.

        5.7    Licenses, Consents and Approvals.    All licenses, consents or approvals of Governmental Entities required for the Sellers to consummate the transactions contemplated by this Agreement shall have been obtained. The Sellers shall have delivered to Buyer a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Sellers to consummate the transactions contemplated by this Agreement.

        5.8    Consents of Third Persons.    All consents from third Persons listed on Schedule 2.5 hereto shall have been obtained on terms satisfactory to Buyer.

        5.9    Legal Opinion.    Buyer shall have been furnished an opinion of counsel to the Company and the First Reserve Fund in the form attached as Exhibit E hereto.

        5.10    Payment of Obligations.    Immediately prior to the Closing, the Sellers and their respective Affiliates shall pay to the Company all indebtedness and other obligations that each such Person owes to the Company as of the Closing, except for the indebtedness listed on Schedule 5.10 hereto.

        5.11    Resolutions.    If and as applicable, the Sellers shall have delivered to Buyer certified copies of resolutions of the board of directors or other equivalent body of each of the Sellers and the Company approving this Agreement and the transactions contemplated hereby in a form reasonably acceptable to Buyer.

        5.12    Director Resignations.    Buyer shall have received the effective resignations of each of the directors of the Company and each Company Subsidiary, unless otherwise agreed to in writing by Buyer, and all actions shall have been taken so that immediately upon the Closing designees or nominees of Buyer shall constitute all of the members of the Board of Directors of the Company and each Company Subsidiary.

        5.13    Employment Arrangements.    Buyer shall have arranged acceptable employment arrangements with each of the officers of the Company or a Company Subsidiary listed on Schedule 5.13 hereto.

        5.14    Audited 2002 Financial Statements.    Prior to or at Closing, the Sellers shall have delivered to Buyer an audited consolidated balance sheet, statement of income and statement of cash flows of the Company as of and for the year ended December 31, 2002, which financial statements shall be substantially identical in form and substance (including the amounts set forth therein) to the unaudited consolidated balance sheet, statement of income and statement of cash flows of the Company as of and for the year ended December 31, 2002 attached on Schedule 2.6 hereto.

ARTICLE 6
SELLERS' CONDITIONS

        The obligation of each Seller to transfer the Initial Shares as contemplated hereby is, at the option of each Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing.

        6.1    Representations, Warranties and Covenants.    The representations and warranties of each of Buyer contained in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date, and all representations and warranties of Buyer that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; each and all of the agreements and covenants of Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects; and Buyer shall have delivered to the Sellers a certificate signed by one of its duly authorized officers, dated the Closing Date, regarding the matters set forth in this Section 6.1.

        6.2    Good Standing.    Buyer shall have delivered to each of the Sellers a copy of a certificate issued by appropriate Governmental Entities evidencing the status of Buyer, as of a date not more than five calendar days prior to the Closing Date, in the State of Delaware.

        6.3    Closing Deliveries.    Buyer shall have delivered or be standing ready to deliver to the Sellers each of the items specified in Section 1.3(b) hereof, including stock certificates representing the shares of Buyer Common Stock representing the Purchase Price (other than the Escrowed Shares), in each case executed and dated the Closing Date.

        6.4    Licenses, Consents and Approvals.    All licenses, consents or approvals of Governmental Entities required for Buyer to consummate the transactions contemplated by this Agreement shall have been obtained. Buyer shall have delivered to the Sellers a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for Buyer to consummate the transactions contemplated by this Agreement.

        6.5    No Litigation.    No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened nor shall there be any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any court or other Governmental Entity shall have been commenced or threatened by any Person (other than the Sellers or any of their respective Affiliates) seeking to prevent the sale of the Initial Shares or asserting that the sale of all or a portion of the Initial Shares would be unlawful.

        6.6    No Buyer Material Adverse Effect.    No Buyer Material Adverse Effect shall have occurred since the date of this Agreement.

        6.7    Resolutions.    Buyer shall have delivered to each of the Sellers a copy of certified resolutions of the board of directors of Buyer approving this Agreement and the transactions contemplated hereby.

        6.8    Legal Opinion.    The Sellers shall have been furnished an opinion of counsel to Buyer substantially in the form attached as Exhibit F hereto.

ARTICLE 7
INDEMNIFICATION

        7.1    Indemnification by the Sellers.

        (a)   Except as otherwise limited by this Article 7 and Article 8 hereof, the Sellers, jointly and severally, agree to indemnify, defend and hold Buyer, each of its Affiliates and each of their respective officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns, harmless from and against and in respect of any liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, consequential damages, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)) actually suffered, incurred or realized by such party (collectively, "Losses"), arising out of or resulting from or relating to any misrepresentation, breach of representation or warranty (excluding the representations and warranties referenced in Section 7.1(b) hereof) or breach of any covenant or agreement made or undertaken by the Company in this Agreement or any misrepresentation or omission from any other agreement, certificate or document delivered to Buyer pursuant to this Agreement, including the Company Disclosure Schedule.

        (b)   Except as otherwise limited by this Article 7 and Article 8 hereof, each Seller, severally and not jointly, agrees to indemnify, defend and hold Buyer, each of its Affiliates and each of their respective officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns, harmless from and against and in respect of any Losses arising out of or resulting from or relating to any misrepresentation or breach of representation or warranty contained in Section 2.22 hereof.

        (c)   Notwithstanding the foregoing provisions of this Section 7.1, the Sellers jointly and severally agree to indemnify Buyer in full to the extent any settlement or award under the arbitration proceeding referred to in Section 2.17(b) hereof results in a liability to Buyer, the Company or any Affiliate(s) thereof, in the aggregate, in excess of the amount set forth in such Section 2.17(b) as having been accrued by the Company as of June 30, 2003, as reflected in the Company Financial Statements as of such date.

        7.2    Indemnification by Buyer.    Except as otherwise limited by this Article 7 and Article 8 hereof, Buyer agrees to indemnify, defend and hold the Sellers, the Remaining Stockholder and their respective successors and assigns harmless from and against and in respect of any Losses arising out of or resulting from or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Buyer in this Agreement or any misrepresentation in or omission from any other agreement, certificate or document delivered to the Sellers pursuant to this Agreement.

        7.3    Limits on Indemnification; Payment.

        (a)   Notwithstanding anything in this Article 7, the foregoing indemnification obligations shall be subject to the following limits:

          (i)    no Seller shall be liable for indemnification obligations under Sections 7.1(a) and 7.1(b) hereof, in the aggregate, in excess of 25% of the Purchase Price received by such Seller at Closing;

          (ii)   Buyer shall not be liable indemnification obligations under Section 7.2 hereof in excess of 25% of the Purchase Price paid by Buyer at Closing;

          (iii)  Sellers shall have no indemnification obligations with respect to a Claim by Buyer to the extent that prior to Closing Buyer had Actual Knowledge of the material facts required to constitute such claim;

          (iv)  Buyer shall have no indemnification obligations with respect to a Claim by a Seller to the extent that prior to Closing any Seller had Actual Knowledge of the material facts required to constitute such claim;

          (v)   for purposes of this Section 7.3(a), the amount of the Purchase Price received by any Seller or paid by Buyer, as the case may be, shall be calculated by multiplying the number of shares of Buyer Common Stock received (or paid) times the Buyer Per Share Value. For purposes of this Section 7.3, the parties hereto agree that the "Buyer Per Share Value" shall be the "Fair Market Value" per share of Buyer Common Stock as such term is defined in the Amended and Restated Stockholder's Agreement of Buyer; provided, that if the board of directors of Buyer is required to determine fair market value pursuant to such definition, it may do so in its sole discretion without obligation to engage any third-party to assist in such determination, as soon as practicable following delivery of notice by an Indemnitee with respect to a Claim hereunder;

          (vi)  no party shall have any indemnification obligation hereunder to the extent that a claim for indemnification is related to a representation, warranty or covenant that has expired pursuant to Article 8 hereof and is brought after such expiration; and

          (vii) for purposes hereof, "Actual Knowledge" of a fact shall mean the actual knowledge of the individuals named in the last sentence of this clause (vii), and shall not include any facts of which such individuals are not consciously aware, even if such individuals reasonably should have been aware of such facts through the normal exercise of their duties or such facts could reasonably be inferred from the existence of other facts of which such individuals have Actual Knowledge. Moreover, for the avoidance of doubt, none of such individuals shall be deemed to have Actual Knowledge of any such facts notwithstanding the fact that (A) a subordinate of any of such individuals was consciously aware of such materials facts or (B) documents disclosing such material facts were included among due diligence or other materials provided to either the Buyer Representatives or the Seller Representatives, as applicable. "Actual Knowledge" of Buyer shall mean the actual knowledge, as limited above, of Ken Huseman, Jim Carter, Bill Fox or Dub Harrison, and "Actual Knowledge" of the Sellers shall mean the actual knowledge, as limited above, of Ben Guill, Thomas Denison, Randy Spaur, Tim O'Keefe or Peter Kane.

        (b)   (i) except as set forth in clause (c) below, no party entitled to receive indemnification hereunder (the "Indemnitee") shall be entitled to assert any right under this Agreement against a party obligated to indemnify an Indemnitee hereunder (the "Indemnitor") unless and until the aggregate amount of the Losses suffered by the Indemnitee, collectively, exceed $400,000 (the "Basket"); provided, however, that once the amount of Losses suffered exceeds the Basket amount with respect to any Indemnitee, the Indemnitor shall be obligated to indemnify the Indemnitee to the full extent of such Losses, including the Basket amount; and

          (ii)   upon final resolution of the arbitration proceeding referred to in Section 2.17(b) hereof, to the extent any payments required to be made by the Company in connection with any settlement of award thereunder are, together with any and all costs and expenses incurred in connection therewith (including any costs and expenses reimbursed pursuant to Section 4.15 hereof), less than the amount set forth in such Section 2.17(b) as having been accrued by the Company as of June 30, 2003, as reflected in the Company Financial Statements as of such date (such difference, the "Over-Accrual Amount"), then any Losses for which Buyer or its Affiliates would be entitled to indemnification, after giving effect to the Basket if applicable, shall be reduced by such Over-Accrual Amount.

        (c)   For purposes of calculating the aggregate amount of Losses claimed against an Indemnitor, the amount of each Loss shall be reduced by (i) any third-party insurance benefits which the Indemnitee received in respect of or as a result of such Losses, less the reasonable costs incurred by the Indemnitee to recover those insurance benefits to the extent such costs are not otherwise recovered and (ii) any net Tax benefit actually recognized and realized by an Indemnitee, as determined in the sole discretion of such Indemnitee upon filing of its or his final tax return for any applicable taxable year, with respect to such Losses in the taxable year or years in which such Losses occur as a result of a deduction to such Indemnitee's taxable income in such year; provided, however, upon receipt of a request for payment by such Indemnitee, the Indemnitor shall not be entitled to withhold or delay payment of any amounts owing under this Article 7 in reliance upon this clause (ii) above.

        (d)   Notwithstanding the foregoing, the limitations set forth in Sections 7.3(a) and 7.3(b) hereof shall not apply with respect to (i) the Sellers' liability to Buyer with respect to (A) breaches of the representations set forth in clause (d) of Section 2.16 hereof, (B) breaches of the covenants set forth in Section 4.10(b) hereof, (C) breaches under Section 7.1(b) hereof (with respect to breaches of the representations set forth in Section 2.22 hereof, including, without limitation, any defects or Encumbrances with respect to title to the Initial Shares, and Section 2.16 hereof) and (D) breaches under Section 7.1 (c) hereof and (ii) Buyer's liability to the Sellers with respect to Section 3.2(b) hereof.

        (e)   The responsibility for making payment to Buyer for any indemnification obligations of the Sellers under Section 7.1(a) hereof shall be apportioned among the Sellers and the Remaining Stockholders by multiplying the amount of the Loss by the percentage interest set forth opposite the name of each Seller and Remaining Stockholder on Exhibit Ahereto. Any indemnification obligation of Buyer to the Sellers under Section 7.1(a) hereof shall be apportioned among the Sellers by multiplying the amount of the aggregate Loss by the percentage interest set forth opposite the name of each Seller on Exhibit A hereto.

        (f)    (i) Any indemnification obligations of a Seller under this Article 7 shall be satisfied by such Seller by paying to Buyer the portion of such Loss for which such Seller is responsible (the "Individual Seller Amount") (A) in immediately available funds by wire transfer to a bank account designated by Buyer or, at such Seller's election, (B) in shares of Buyer Common Stock. The number of shares of Buyer Common Stock to paid by a Seller pursuant to clause (B) above shall be quotient of the Individual Seller Amount divided by Buyer Per Share Value. Any shares of Buyer Common Stock paid to Buyer pursuant to clause (B) above shall first be drawn from the Escrowed Shares attributable to such Seller until none remain before such Seller shall be required to pay any additional shares of Buyer

Common Stock to Buyer. Notwithstanding the foregoing, in the event that such Seller does not have a sufficient number of shares of Buyer Common Stock to satisfy its indemnification obligations in full with respect to any Loss, such Seller shall pay to Buyer cash in the manner provided in clause (A) above; and

          (ii)   The difference between (A) the total Loss for which Buyer is entitled to indemnification under Section 7.1(a) hereof and (B) the aggregate amount of Individual Seller Amounts determined under Section 7.3(e) hereof (the "Remaining Stockholder Amount") shall be drawn from the shares of Buyer Common Stock attributable to the Remaining Stockholders that are deposited in escrow pursuant to the terms of the Escrow Agreement (the "Remaining Stockholder Escrow Shares"). Such Remaining Stockholder Amount shall be allocated among the Remaining Stockholder Escrow Shares in the manner set forth in Section 7.3(e) hereof. Notwithstanding the omission of the Remaining Stockholders from the indemnity obligations set forth in Section 7.1(a) hereof, the Remaining Stockholder Escrow Shares shall be considered issued subject to the provisions of this Section 7.3(f)(ii) hereof, and release of the Remaining Stockholder Escrow Shares shall extinguish the Sellers' indemnity obligations hereunder to the extent of the value of such released shares (valued at the Buyer Per Share Value).

        (g)   Any indemnification obligations of Buyer under this Article 7 shall be satisfied by Buyer paying to each Seller and Remaining Stockholder the portion of such Loss which such Seller or Remaining Stockholder is entitled to receive (A) in immediately available funds by wire transfer to a bank account designated by Buyer or, at Buyer's election, (B) in shares of Buyer Common Stock. The number of shares of Buyer Common Stock to paid by Buyer pursuant to clause (B) above shall be quotient of the amount of the Loss for which Buyer is responsible divided by "fair market value" of such shares of Buyer Common Stock, as defined in the Buyer Stockholders Agreement, as a date not more than 30 days prior to the payment of such shares of Buyer Common Stock.

        (h)   Payment of any amounts due pursuant to this Article 7, including any delivery of shares of Buyer Common Stock by a Seller as permitted under Section 7.3(a) hereof, shall be made within ten (10) Business Days after notice is sent by the Indemnitee.

        (i)    The remedies provided for in this Article 7 shall be the sole and exclusive remedy for the indemnified parties with respect to any claim for money damages resulting from any alleged breach of any representation, warranty or covenant made in this Agreement.

        7.4    Procedure.    Subject to the limitations set forth in Article 8 hereof, all claims for indemnification under this Article 7 shall be asserted and resolved as follows:

        (a)   An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period or to the extent such notice shall not have been sent within the time limitations set forth in Article 8 hereof.

        (b)   The obligations and liabilities of an Indemnitor under this Article 7 with respect to Losses arising from claims or actions of any third party that are subject to the indemnification provided for in this Article 7 ("Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Claim, the Indemnitee shall give the Indemnitor prompt notice of such Claim and the Indemnitor may, at its option, assume and control the defense of such Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to the Indemnitee. In the event the Indemnitor assumes the defense against any such Claim as provided above, the Indemnitee shall have the right to participate in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. The Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof; provided, the fees and expenses of such separate counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnitor, (ii) the named parties to any such Claim (including any impleaded parties) include both the Indemnitee and the Indemnitor, and (iii) the Indemnitee shall have been advised by such counsel that there is one or more legal defenses available to it that are different from or additional to those available to the Indemnitor. In any such case, the Indemnitor shall not, in connection with any one action or separate but substantially similar or related action in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) for the Indemnitee. In the event the Indemnitor does not elect to conduct the defense against any such Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Claim may be settled without the written consent of the Indemnitee, which shall not be unreasonably withheld.

        7.5    Failure to Pay Indemnification.    If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification for which amounts are due and payable pursuant to this Article 7 and the Indemnitor shall refuse or fail to pay in full within ten (10) Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses. Nothing contained herein is intended to limit or constrain the Indemnitee's rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

        7.6    Express Negligence.    THE INDEMNITIES SET FORTH IN THIS ARTICLE 7 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

        7.7    Tax Treatment of Indemnity Payments.    Each party, to the extent permitted by applicable law, agrees to treat any payments made pursuant to this Article 7 as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

ARTICLE 8
NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

        The representations and warranties of Buyer and the Sellers contained herein shall survive the Closing for ending on the date that is 30 days after the delivery to Buyer of an audited consolidated balance sheet, statement of income and statement of cash flows of the Company as of and for the year ended December 31, 2003; provided, however, that (i) the representations and warranties set forth in Sections 2.18 and 3.18 hereof (Environmental) shall survive until and through December 31, 2005;

(ii) the representations and warranties set forth in Sections 2.2 and 3.2 hereof (Capitalization; Title to Shares), Sections 2.3 and 3.3 hereof (Authorization), Section 2.22 hereof (Seller Individual Representations), and Sections 2.23 and 3.21 hereof (Finder's Fees) shall survive indefinitely; and (iii) the representations and warranties set forth in Sections 2.16 and 3.16 hereof (Taxes) shall survive for a period equal to thirty (30) days after the expiration of the applicable statute of limitations (including extensions) for each Tax and taxable year.

        The covenants and agreements in this Article 8 shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained herein during the survival period thereof, and the covenants and agreements of Buyer, the Company and each of the Sellers contained in Article 4 hereof shall survive the Closing for (x) the time period(s) set forth in the respective Sections contained in the Articles, or (y) if no time period is specified, without any contractual limitation on the period of survival.

        No party may bring a Claim for indemnification pursuant to Article 7 hereof to the extent notice of such Claim is sent after the expiration of the survival periods set forth above.

ARTICLE 9
TERMINATION

        9.1    Termination.    The obligation of the parties to close the transactions contemplated by this Agreement may be terminated:

        (a)   at any time, by mutual agreement of Buyer and the Stockholder Agent;

        (b)   at any time, by Buyer, (i) if a material default shall be made by any of the Sellers in the observance or in the due and timely performance by any of the Sellers of any agreements and covenants of the Sellers herein contained or if there shall have been a breach by any of the Sellers of any of the warranties and representations of the Sellers herein contained, and such default or breach has not been waived or has not been cured to Buyer's reasonable satisfaction within 15 days after receipt by the Stockholder Agent from Buyer of written notice of its intention to terminate the pursuant to this clause (b)(i), or (ii) if Buyer reasonably believes that it will be unable, despite the exercise of commercially reasonable efforts, to obtain the waivers, consents or amendments that may be required by the lenders under the Buyer Credit Facility or the Company Credit Facility (including LaSalle Business Credit and General Electric Capital Corporation);

        (c)   at any time, by the Stockholder Agent, if a material default shall be made by Buyer in the observance or in the due and timely performance by Buyer of any agreements and covenants of Buyer herein contained or if there shall have been a breach by Buyer of any of the warranties and representations of Buyer herein contained and such default or breach has not been waived or has not been cured to the Stockholder Agent's reasonable satisfaction within 15 days after receipt by Buyer from the Stockholder Agent of written notice of its intention to terminate pursuant to this clause (c); or

        (d)   Buyer or the Stockholder Agent (provided the terminating party has not materially breached any of its agreements, covenants or representations and warranties) if the Closing shall not have occurred on or before October 31, 2003.

        9.2    Liability Upon Termination.    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.1 hereof, then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Sellers or Buyer except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder. The termination of this Agreement shall not relieve any party of its obligations under this Section 9.2.

        9.3    Notice of Termination.    The parties hereto may exercise their respective rights of termination under this Article 9 only by delivering written notice to that effect to the other party or parties, and such notice is received on or before the Closing Date.

ARTICLE 10
DEFINITIONS OF CERTAIN TERMS

        In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and any Disclosure Schedule:

        "AAA" shall have the meaning given such term in Section 11.10.

        "AAA Rules" shall have the meaning given such term in Section 11.10.

        "Acquired Business" shall have the meaning given such term in Section 4.7.

        "Actual Knowledge" shall have the meaning given such term in Section 7.3(a)(vii).

        "Affiliate" shall mean, with respect to any specified Person, any officer, director, Seller or any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

        "Affiliated Funds" shall have the meaning given such term in Section 4.7.

        "Agreement" shall have the meaning given such term in the introduction of this Agreement.

        "Arbitration Notice" shall have the meaning given such term in Section 11.10(a).

        "Arbitrator" shall have the meaning given such term in Section 11.10(b).

        "Arbitrator List" shall have the meaning given such term in Section 11.10(b).

        "Benefit Plan" shall have the meaning given such term in Section 2.15(a).

        "Buyer Stockholders' Agreement" shall have the meaning given to such term in Section 3.2(a).

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by Law to close.

        "Buyer" shall have the meaning given such term in the introduction to this Agreement.

        "Buyer Common Stock" shall have the meaning given such term in Section 1.2.

        "Buyer Credit Facility" shall mean the Credit Agreement, dated January 24, 2003, by and among Basic Energy Services, Inc., TAT (Turn Around Trucking), Inc., TAT (Turn Around Trucking), Inc. II and Harrison Well Services, Inc., as borrowers, the other credit parties and lenders signatory thereto, and General Electric Capital Corporation, as term loan agent and lender, as such agreement may be further supplemented or amended.

        "Buyer Disclosure Schedule" shall mean the disclosure schedule of even date delivered to the Sellers by Buyer.

        "Buyer Financial Statements" shall have the meaning given such term in Section 3.6.

        "Buyer Material Adverse Effect" shall mean a Material Adverse Effect on Buyer and the Buyer Subsidiaries, taken as a whole.

        "Buyer Material Contract" shall have the meaning given such term in Section 3.13.

        "Buyer Per Share Value" shall have the meaning given such term in Section 7.3(a)(v).

        "Buyer Representatives" shall have the meaning given such term in Section 4.1(a).

        "Buyer's Knowledge" shall mean the knowledge of the executive officers and directors of Buyer.

        "Buyer Subsidiary" shall the meaning given such term in Section 3.1(b).

        "Closing" shall have the meaning given such term in Section 1.1(b).

        "Closing Date" shall have the meaning given such term in Section 1.1(b).

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall hall have the meaning given such term in the introduction to this Agreement.

        "Company Common Stock" shall have the meaning given such term in the recitals to this Agreement.

        "Company Credit Facility" shall mean the Amended and Restated Credit Agreement, dated August 30, 2002, by and among First Energy Services Company and H. B. & R., Inc., as borrowers, the other credit parties and lenders signatory thereto, and General Electric Capital Corporation, as agent and lender, as such agreement may be further supplemented or amended.

        "Company Disclosure Schedule" shall mean the disclosure schedule of even date herewith delivered to Buyer by the Company on behalf of the Sellers.

        "Company Financial Statements" shall have the meaning given such term in Section 2.6.

        "Company Material Adverse Effect" means a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

        "Company Material Contract" shall have the meaning given such term in Section 2.13(a).

        "Company Subsidiary" shall have the meaning given such term in Section 2.1(b).

        "Company's Knowledge" means the knowledge of (i) the executive officers and directors of the Company or FESCO, (ii) each Seller and, (iii) if applicable, the executive officers and directors of such Seller.

        "Control Investment" shall have the meaning given such term in Section 4.7.

        "Copyrights" shall have the meaning given such term in Section 2.10(e)(iii).

        "Covered Employee" shall have the meaning given such term in Section 4.8.

        "Debt Obligation" shall mean any contract, agreement, indenture, note or other instrument relating to the borrowing of money, any capitalized lease obligation, any obligation properly classified as indebtedness or debt under GAAP or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business) and shall specifically include any loans or advances to or from the Sellers or their respective Affiliates.

        "Dispute" shall have the meaning given such term in Section 11.10.

        "Documents and Other Materials" shall have the meaning given such term in Section 4.5(a).

        "Encumbrances" shall have the meaning given such term in Section 1.1(a).

        "Environmental Laws" shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

        "Environmental Liabilities" shall mean any and all Losses (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses) incurred or imposed (a) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other third Person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to Law and arising out of or in connection with a release, as such term is defined in Environmental Laws, of Hazardous Materials.

        "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Company under any Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any entity that is treated as a single employee together with the Company under Section 414 of the Code.

        "Escrowed Shares" shall have the meaning given such term in Section 1.2.

        "FESCO" shall have the meaning given such term in the recitals of this Agreement.

        "First Reserve Fund" shall have the meaning given such term in the recitals to this Agreement.

        "First Reserve Entities" shall have the meaning given such term in Section 4.7.

        "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

        "Governmental Entity" shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Hazardous Materials" shall mean (a) any substance or material that is listed, defined or otherwise designated as a hazardous substance under any Environmental Law, (b) any petroleum or petroleum products, (c) radioactive materials, urea formaldehyde, asbestos and PCBs, and (d) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

        "Indemnitee" shall have the meaning given such term in Section 7.3(b)(i).

        "Indemnitor" shall have the meaning given such term in Section 7.3(b)(i).

        "Individual Seller Amount" shall have the meaning given such term in Section 7.3(f)(i).

        "Initial Shares" shall have the meaning given such term in the recitals to this Agreement.

        "Intellectual Property" shall have the meaning given such term in Section 2.10(e).

        "Law" shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

        "License" and "Licenses" shall have the meaning given to such terms as set forth in Section 2.11.

        "Litigation" shall have the meaning given to such term as set forth in Section 2.17(b).

        "Losses" shall have meaning given to such term as set forth in Section 7.1(a).

        "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on the business, operations, assets, properties, prospects or material customer relationships of such Person.

        "Non-Compete Parties" shall have the meaning given such term in Section 4.7.

        "Nondisclosure Agreement" shall have the meaning given such term Section 4.1(c).

        "Over-Accrual Amount" shall have the meaning given such term in Section 7.3(b)(ii).

        "Patents" shall have the meaning given such term in Section 2.10(e)(i)).

        "Pension Plans" shall have the meaning given such term in Section 2.15(b).

        "Permitted Encumbrances" shall mean (i) Encumbrances for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in good faith; (ii) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Encumbrances under ERISA); (iii) inchoate or unperfected workers', mechanics or similar liens arising in the ordinary course of business or if choate and perfected are being contested in good faith and do not exceed $50,000 at any one time, so long as such Encumbrances attach only to equipment, fixtures and real estate; (iv) carrier's, warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities which are not yet due or, if past due are being contested in good faith and do not in the aggregate, exceed $50,000 at any time, as long as such Encumbrances attach only to inventory; (v) zoning restrictions, easements, licenses or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value or marketability of such real estate; and (vi) with respect to the Company, liens under the Company Credit Facility and equipment financing liens incurred in the ordinary course of business consistent with past practice.

        "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

        "Preferred Stock" shall have the meaning given such term in Section 3.2.

        "Preferred Stock Exchange" shall have the meaning given such term in Section 3.2.

        "Purchase Price" shall have the meaning such term is given in Section 1.2.

        "Remaining Shares" shall have the meaning given such term in the recitals to this Agreement.

        "Remaining Stockholders" shall have the meaning such term is given in the recitals to this Agreement.

        "Remaining Stockholder Amount" shall have the meaning given such term in Section 7.3(f)(ii).

        "Remaining Stockholder Escrow Shares" shall have the meaning given such term in Section 7.3(f)(ii).

        "Schedule Freeze Date" shall have the meaning given such term in Section 4.4(b).

        "Seller" or "Sellers" shall have the meaning given such terms in the recitals to this Agreement.

        "Seller Agreement" shall have the meaning given such tem in the recitals of this Agreement.

        "Seller Representatives" shall have the meaning given such term in Section 4.1(b).

        "Shares" shall have the meaning given such term in the recitals to this Agreement.

        "Stockholder Agent" shall have the meaning given such term in Section 11.1.

        "Tax or Taxes" shall have the meaning given such term in Section 2.16.

        "Tax Returns" shall have the meaning given such term in Section 2.16.

        "Welfare Plans" shall have the meaning given such term in Section 2.15(b).

ARTICLE 11
MISCELLANEOUS

        11.1    Stockholder Agent.    Each of the Sellers hereby irrevocably appoints First Reserve Corporation to be the representative (the "Stockholder Agent") of the Sellers following the Closing Date in any matter arising out of this Agreement. For any matter in which Buyer is entitled to rely on or otherwise deal with the Sellers, Buyer shall be entitled to communicate solely with the Stockholder Agent and shall be entitled to rely on any such communications as being the desire and will of the Sellers. Notice delivered to the Stockholder Agent in accordance with Section 11.2 hereof shall be deemed notice to all of the Sellers. For purposes of this Agreement, each Seller, without any further action on its part, shall be deemed to have consented to the appointment of First Reserve Corporation as the attorney-in-fact for and on behalf of each such Seller, and the taking by the Stockholder Agent of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement. Accordingly, the Stockholder Agent has unlimited authority and power to act on behalf of each Seller with respect to this Agreement and the disposition, settlement or other handling of all indemnification claims, amendments, waivers, and other rights or obligations arising from and taken pursuant to this Agreement. The Sellers will be bound by all actions taken by the Stockholder Agent in connection with this Agreement, and Buyer shall be entitled to rely on any action or decision of the Stockholder Agent. The Stockholder Agent will not incur any liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement, the Stockholder Agent may rely on the advice of counsel, and the Stockholder Agent will not be liable to the Sellers for anything done, omitted or suffered in good faith by the Stockholder Agent based on such advice. Notwithstanding the foregoing, Buyer will not incur any liability to any Seller with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement, in each case whether written or oral, or other document provided by the Stockholder Agent, and no action or inaction on the part to Stockholder Agent shall relieve any Seller of its obligations to Buyer hereunder.

        11.2    Notices.    All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery or (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below, or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

  If to the Seller or the Stockholder Agent, to:

  First Reserve Fund VIII, L.P.
  One Lafayette Place
  Greenwich, Connecticut 06830
  Attention: Thomas R. Denison
  Facsimile: (203) 661-6729
  Confirm: (203) 661-6601

  With a copy to:

  Gibson, Dunn & Crutcher LLP
  1801 California, Suite 4100
  Denver, Colorado 80202
  Attention: Steven K. Talley
  Facsimile: (303) 296-5310
  Confirm: (303) 298-5700

  If to Buyer, to:

  BES Holding Co.
  400 W. Illinois, Suite 800
  Midland, Texas 79701
  Attention: President
  Facsimile: (432) 620-5501
  Confirm: (432) 620-5500

  With a copy to:

  Andrews & Kurth L.L.P.
  600 Travis, Suite 4200
  Houston, Texas 77002
  Attention: Bill Cooper
  Facsimile: (713) 220-4285
  Confirm: (713) 220-4200

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

        11.3    Specific Performance.    It is specifically understood and agreed that any breach by the Sellers of the provisions of this Agreement is likely to result in irreparable harm to Buyer and that an action at Law for damages alone will be an inadequate remedy for such breach. Accordingly, in addition to any other remedy that may be available to it, in the event of breach or threatened breach by any of the Sellers of the provisions of this Agreement, including, without limitation, Sections 4.7 and 4.8 hereof, Buyer shall be entitled to enforce the specific performance of this Agreement by the Sellers and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of providing actual damages, and such other relief as the court may allow.

        11.4    Assignment and Successors.    Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, that Buyer may assign its rights and obligations in this Agreement to an Affiliate of Buyer. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and assigns.

        11.5    Entire Agreement; Amendment.    This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Buyer and Sellers holding a majority of the outstanding shares of Company Common Stock.

        11.6    Governing Law.    This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of New York, without regard to choice of law rules (other than New York General Obligations Law Section 5-1401), except to the extent, if any, that mandatory choice of law rules in effect in the State of New York require that any provision hereof be governed by and construed in accordance with the laws of the State of Delaware.

        11.7    Waiver.    The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

        11.8    Severability.    Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        11.9    No Third Party Beneficiaries.    Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

        11.10    Arbitration.    Except for injunctive relief that a party may seek in any court having jurisdiction, any and all disputes, controversies or claims (legal, equitable, tort, or statutory) between the parties that arise out of or relate to this Agreement or the other agreements contemplated hereby (collectively "Disputes") shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with, to the extent permitted by applicable law, the following, which shall have controlling priority in the order listed: (i) the arbitration provisions in this Agreement, (ii) the AAA Commercial Arbitration Rules ("AAA Rules"), (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent (i), (ii) or (iii) are inapplicable, unenforceable or invalid, the laws of the State of New York.

        (a)    Commencement of Arbitration.    An arbitration proceeding is commenced by serving a notice ("Arbitration Notice") on the other party (with a copy to the AAA in accordance with the AAA Rules) in accordance with the notice provisions set forth in Section 11.3 hereof. The Arbitration Notice shall contain a reasonably detailed description of the Dispute and the remedy sought.

        (b)    Selection of Arbitrator.    The arbitration shall be conducted by one (1) neutral arbitrator whom the parties will choose, via the "alternate strike" process set forth below, from an initial list the AAA provides of eleven (11) persons whom the AAA deems meet the criteria of being a practicing attorney with experience in the area of mergers and acquisitions of domestic oil and gas or oilfield services companies (the "Arbitrator List"). By 5:00 p.m. Houston, Texas time on the fifth (5) business day after receipt of the Arbitrator List from the AAA, the responding party shall strike one arbitrator by faxed letter or email to the claiming party in accordance with the notice provisions set forth in Section 11.3 hereof. By 5:00 p.m. Houston, Texas time the following business day, the claiming party shall strike one arbitrator by faxed letter or email to the responding party in accordance with the notice provisions set forth in Section 11.3 hereof. Thereafter, the parties similarly shall continue alternating striking one arbitrator from the Arbitrator List each business day by 5:00 p.m. Houston, Texas time until remaining is one person, whom will be the parties' chosen arbitrator for the arbitration (the "Arbitrator"). If a party fails to communicate a strike timely, that strike is forfeited and it shall be made by the other party by its making two strikes by its deadline for its next strike. If the arbitrator selected by this process cannot serve for any reason, then within five (5) business days of being notified the selected arbitrator cannot serve the parties will attempt to agree on an alternative method for selecting an arbitrator. If no agreement is reached within the five days, the parties will request the AAA to issue a new list of eleven (11) arbitrators and the striking process set forth herein will be repeated to select the Arbitrator.

        (c)    Governing Law And Rules.    The Arbitrator is empowered to resolve Disputes by summary rulings in accordance with the standards followed by New York courts for motions to dismiss or summary judgments. Except for claims brought under federal law, in which event federal laws and federal common laws and statute of limitations shall govern, all Disputes shall be governed by and the Arbitrator shall resolve all Disputes in accordance with the internal laws of the State of New York (including the statutes of limitations governing under New York laws), without regard to choice of law rules (other than New York General Obligations Law Section 5-1401), except to the extent, if any, that mandatory choice of law rules in effect in the State of New York require that any Dispute be governed by and construed in accordance with the laws of the State of Delaware. The Arbitrator may grant any remedy or relief available under the applicable law that the Arbitrator deems just and equitable or that the Arbitrator deems necessary to make effective the award, provided that in no event may the Arbitrator award special, incidental, consequential, punitive or exemplary damages, and the parties agree they waive their right to all special, incidental, consequential, punitive or exemplary damages that may arise from circumstances giving rise to a Dispute. The Arbitrator shall award pre- and post-decision interest on all amounts awarded in accordance with pre- and post-judgment interest rules and statutes of the State of New York.

        (d)    Discovery.    After appointment of the Arbitrator, the parties may conduct discovery, including taking of depositions and requesting production of documents, that is directly relevant to the Dispute. The Arbitrator and AAA are empowered to enforce this discovery provision and impose sanctions for or provide protection against discovery abuses as the Arbitrator or AAA deem just and necessary.

        (e)    Commencement of Hearing.    To the maximum extent possible, the parties, the AAA and the Arbitrator shall take all action necessary to require that an arbitration proceeding and hearing be concluded within 180 days of the Arbitration Notice being filed with the AAA.

        (f)    Venue: Unless the parties agree in writing otherwise, arbitration of Disputes shall be conducted in Houston, Harris County, Texas.

        (g)   Decision: The Arbitrator shall have thirty (30) days from the conclusion of the hearing or any post-hearing motions in which to render a decision. Unless the parties agree in writing or on the record otherwise, the decision shall be a written opinion and shall be in the form of a findings of fact and conclusions of law setting forth the bases for the opinion reached.

        (h)    Fees and Costs.    The Arbitrator shall award the substantially prevailing party the reasonable and necessary attorneys' fees and expenses the substantially prevailing party incurred in connection with resolving the Dispute, and the Arbitrator shall assess all arbitration costs, including the Arbitrator's fees and costs, against the party not substantially prevailing. If the Arbitrator deems neither party substantially prevailed on the Disputes submitted, the Arbitrator may decide that each party shall bear its own attorneys' fees and costs and that each party shall pay equally the arbitration expenses and the Arbitrator's fees and expenses.

        (i)    Finality.    All decisions by the Arbitrator or AAA shall be binding on the parties and shall not be subject to review or appeal. All Disputes decided shall have res judicata or collateral estoppel effect in accordance with the governing law.

        (j)    Survival.    Unless the parties agree in writing otherwise, the arbitration provisions in this Section 11.10 shall survive any termination, amendment or expiration of this Agreement and they shall be effective and binding upon a party and its successors and assigns notwithstanding a bankruptcy filing.

        (k)    Confidentiality.    Each party agrees that all Disputes and all matters conducted, decided or settled in connection with arbitrating a Dispute, including discovery and arbitration hearing, shall be kept strictly confidential, except to the extent applicable law, a party's legal obligations or a party's legal position asserted in an action requires disclosure of such information.

        11.11    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.12    Headings.    Each statement set forth in the Disclosure Schedule with respect to a particular section herein shall be deemed made solely with respect to such section and not with respect to any other section hereof unless specifically set forth in the Disclosure Schedule as also being made with respect to such other section. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

        11.13    Negotiated Transaction.    The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:
FESCO Holdings, Inc.
By:	/s/ RANDY SPAUR
Name:	Randy Spaur
Title:	Interim CEO
BUYER:
BES HOLDING CO.
By:	/s/ KENNETH V. HUSEMAN
Name:	Kenneth V. Huseman
Title:	President
SELLERS:
First Reserve Fund VIII, L.P.
By:	First Reserve GP VIII, L.P., its general partner
	By:	First Reserve Corporation, its general partner
By:	/s/ THOMAS R. DENISON
Name:	Thomas R. Denison
Title:

Sterling Trust FBO Randy Spaur
By:	Sterling Trust Company as Trustee
By:	/s/ SHARON HIABAL
Name:	Sharon Hiabal
Title:
Randy D. Spaur
/s/ RANDY D. SPAUR
Spouse Acknowledgement

I, the spouse of Randy D. Spaur, have read and hereby approve the foregoing Agreement. In consideration of Buyer granting my spouse the right to purchase the number of shares of Buyer Common Stock set forth on Exhibit A hereto on terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement (and the Amended and Restated Stockholders' Agreement of Buyer and the Escrow Agreement referred to in the Agreement) and further agree that any community property or similar interest that I may have in such shares of Buyer Common Stock shall hereby be similarly bound. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any right under the Agreement.
/s/ CAROLYN A. SPAUR Name: Carolyn A. Spaur

Peter O. Kane
/s/ PETER O. KANE
Spouse Acknowledgement

I, the spouse of Peter O. Kane, have read and hereby approve the foregoing Agreement. In consideration of Buyer granting my spouse the right to purchase the number of shares of Buyer Common Stock set forth on Exhibit A hereto on terms set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement (and the Amended and Restated Stockholders' Agreement of Buyer and the Escrow Agreement referred to in the Agreement) and further agree that any community property or similar interest that I may have in such shares of Buyer Common Stock shall hereby be similarly bound. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any right under the Agreement.
/s/ SANDY KANE Name: Sandy Kane

AMENDMENT TO STOCK PURCHASE AGREEMENT

        THIS AMENDMENT (this "Amendment") is made and entered into as of October 1, 2003, by and among FESCO Holdings, Inc., a Delaware corporation (the "Company"), BES Holding Co., a Delaware corporation ("Buyer"), and First Reserve Fund VIII, L.P., a Delaware limited partnership (the "First Reserve Fund"), and amends that certain Stock Purchase Agreement, dated as of September 18, 2003 (the "Stock Purchase Agreement"), by and among the Company, each of the "Sellers" named on Exhibit A thereto (each a "Seller" and collectively the "Sellers") and Buyer. The Stock Purchase Agreement as amended by this Amendment is referred to herein as the "Amended Stock Purchase Agreement").

R E C I T A L S:

        WHEREAS, Section 11.5 of the Stock Purchase Agreement provides that the Stock Purchase Agreement may be amended by delivery of a written instrument executed by a duly authorized representative of Buyer and Sellers holding a majority of the outstanding shares of Company Common Stock (as defined in the Stock Purchase Agreement);

        WHEREAS, the Company, Buyer and the First Reserve Fund, as the holder of a majority of the outstanding shares of Company Common Stock, desire to amend the Stock Purchase Agreement as provided in this Amendment to account for the fact that (x) Sterling Trust FBO Randy Spaur has effected a distribution of all of its assets to Randy Spaur ("Spaur") and is therefore no longer the holder of 1,100 shares of Company Common Stock (the "Spaur Shares"), which shares are now held directly by Spaur in his own name and (y) Sterling Trust FBO William L. Hubbell has effected a distribution of all of its assets to William L. Hubbell ("Hubbell") and is therefore no longer the holder of 3,000 shares of Company Common Stock (the "Hubbell Shares"), which shares are now held directly by Hubbell in his own name; and

        WHEREAS, Spaur desires to become, and the Company, Buyer and the First Reserve Fund desire that Spaur become, a party to this Amendment in place of Sterling Trust FBO Randy Spaur to reflect Spaur's agreement to transfer the Spaur Shares to Buyer on the same terms and subject to the same conditions as Sterling Trust FBO Randy Spaur was previously to have transferred such shares to Buyer pursuant to the Stock Purchase Agreement.

        NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the legal sufficiency of which are hereby acknowledged, the Company, Buyer and the First Reserve Fund hereby amend the Stock Purchase Agreement as provided herein, and the Company, Buyer, the First Reserve Fund and Spaur hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

        1.1    Agreement to Sell and to Purchase; Assumption of Rights and Obligations.

        (a)   On the Closing Date (as defined in the Stock Purchase Agreement), upon the terms and subject to conditions contained in the Stock Purchase Agreement and this Amendment, Spaur shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from Spaur, the Spaur Shares free and clear of any Encumbrances (as defined in the Stock Purchase Agreement). In consideration of the transfer to Buyer of the Spaur Shares, Buyer shall issue to Spaur an aggregate of 1,975 shares of Buyer Common Stock (as defined in the Stock Purchase Agreement).

        (b)   The purchase and sale provided for in Section 1.1(a) of this Amendment (the "Spaur Exchange") shall occur at the Closing referenced in Section 1.1(b) of the Stock Purchase Agreement. The Spaur Exchange shall be in lieu of the purchase and sale by Sterling Trust FBO Randy Spaur provided for in Section 1.1 of the Stock Purchase Agreement (the "Sterling Exchange"), and pursuant to this Amendment, the Sterling Exchange shall be cancelled, vacated and rendered null and void.

Except for the substitution of the Spaur Exchange for the Sterling Exchange, the Spaur Exchange shall be in addition to, and not in lieu of, the remaining purchases and sales provided for in Section 1.1 of the Stock Purchase Agreement. Exhibit A to the Stock Purchase Agreement shall be amended and restated in its entirety to reflect Spaur replacing Sterling Trust FBO Randy Spaur as a Seller and to provide for (x) the purchase and sale of shares of Company Common Stock and (y) the holding of shares of Buyer Common Stock issued in consideration therefor in escrow, in each case in the manner specified in Exhibit A to this Amendment.

        (c)   Any obligations under the Stock Purchase Agreement from Buyer to Sterling Trust FBO Randy Spaur or Sterling Trust FBO William L. Hubbell, on the one hand, or from Sterling Trust FBO Randy Spaur or Sterling Trust FBO William L. Hubbell to Buyer, on the other hand, shall be voided and shall have no further force or effect.

        (d)   With respect to the Spaur Shares, Spaur hereby makes all of the representations and warranties to Buyer as were made by Sellers to Buyer under Article 2 of the Stock Purchase Agreement. Other than the representations and warranties contained in Section 2.22 of the Stock Purchase Agreement, Spaur hereby makes each such representation and warranty jointly and severally with the other Sellers as if Spaur occupied the position of Sterling Trust FBO Randy Spaur under the Stock Purchase Agreement. Spaur further represents and warrants to Buyer that as of the date hereof and as of the Closing Date (as defined in the Stock Purchase Agreement) he (i) is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, (ii) has reached the age of majority, (iii) is a United States citizen or resident, (iv) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, (v) has such knowledge of Buyer and its business and such experience in financial and business matters as to enable him to evaluate the risks and merits of an investment in the Buyer Common Stock, (vi) owns the Spaur Shares of record and beneficially, free and clear of any Encumbrances and (vii) has full power and legal right to sell, assign, transfer and deliver the Spaur Shares to Buyer.

        (e)   The definition of Sellers set forth in the Stock Purchase Agreement is expressly amended to include Spaur and to exclude Sterling Trust FBO Randy Spaur. Spaur hereby agrees that he shall be subject to all of the rights and obligations that Sterling Trust FBO Randy Spaur was subject to under the Stock Purchase Agreement.

        1.2    Deliveries at Closing.    At Closing (as defined in the Stock Purchase Agreement):

        (a)   Spaur shall deliver to Buyer:

          (i)    a duly executed certificate(s), countersigned by the appropriate officers of the Company, representing the Spaur Shares in the name of Buyer, (ii) a copy of a letter from Spaur addressed to and acknowledged by the Company, as registrar with respect to the Company Common Stock, instructing such registrar to cancel the certificates representing the Spaur Shares and to reissue new certificates representing the same number of shares of Company Common Stock in the name of Buyer and (iii) a copy of the cancelled certificates representing the Spaur Shares;

          (ii)   a duly executed Amended and Restated Stockholders' Agreement of Buyer, in the form attached as Exhibit C to the Stock Purchase Agreement; and

          (iii)  a duly executed Escrow Agreement, in the form attached as Exhibit D to the Stock Purchase Agreement.

        (b)   Buyer shall deliver to Spaur duly executed certificate(s) representing the number of shares of Buyer Common Stock set forth opposite his name on Exhibit A to this Amendment.

        (c)   The deliveries made pursuant to this Section 1.2 shall be in addition to, and not in lieu of, the deliveries contemplated by Section 1.3 of the Stock Purchase Agreement; provided, however, that no deliveries shall be made from Buyer to Sterling Trust FBO Randy Spaur or Sterling Trust FBO William L. Hubbell, on the one hand, or from Sterling Trust FBO Randy Spaur or Sterling Trust FBO William L. Hubbell to Buyer, on the other hand.

ARTICLE 2
SCOPE OF AMENDMENT

        2.1    Effect of Amendment.

        Except (x) as expressly set forth in this Amendment, (y) for Exhibit A to the Stock Purchase Agreement which is amended and restated in its entirety to read as provided in Exhibit A to this Amendment and (z) for those representations and warranties made by Spaur to Buyer under Section 1.1(c) of this Amendment which are made in addition to, and not in lieu of, the representations and warranties made by the First Reserve Fund and Peter O. Kane to Buyer under Article 2 of the Stock Purchase Agreement, this Amendment only amends the Stock Purchase Agreement to the extent (A) that the provisions of this Amendment and the provisions of the Stock Purchase Agreement are inconsistent and (B) necessary to substitute Spaur for Sterling Trust FBO Randy Spaur under the Stock Purchase Agreement. Other than (i) the removal of Sterling Trust FBO Randy Spaur as a party to the Amended Stock Purchase Agreement, (ii) the elimination of Sterling Trust FBO William L. Hubbell as a Remaining Stockholder (as defined in the Stock Purchase Agreement), (iii) the termination of any obligations on the part of Buyer to Sterling Trust FBO Randy Spaur as Seller or Sterling Trust FBO William L. Hubbell as Remaining Stockholder and (iv) the termination of any obligations on the part of Sterling Trust FBO Randy Spaur or Sterling Trust FBO William L. Hubbell to Buyer, the rights, duties, obligations and commitments of the parties to the Stock Purchase Agreement shall continue under the Amended Stock Purchase Agreement.

        2.2    Definitions.

        Capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Stock Purchase Agreement.

ARTICLE 3
MISCELLANEOUS

        3.1    Amendment.

        This Amended Stock Purchase Agreement cannot be further amended, modified, cancelled, rescinded, altered or modified, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of the Company, a duly authorized representative of Buyer, a duly authorized representative of the First Reserve Fund and Spaur.

        3.2    Governing Law.

        This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to choice of law rules (other than New York General Obligation Law Section 5-1401), except to the extent, if any, that mandatory choice of law rules in effect in the State of New York require that any provision hereof be governed by and construed in accordance with the laws of the State of Delaware.

        3.3    Waiver.

        The waiver of any breach of any term or condition of this Amendment shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

        3.4    Severability.

        Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        3.5    No Third Party Beneficiaries.

        Any agreement contained, expressed or implied in this Amendment shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Amendment, except to the extent a third party is expressly given rights herein.

        3.6    Specific Performance.

        It is specifically understood and agreed that any breach by Spaur or Hubbell of the provisions of this Amendment is likely to result in irreparable harm to Buyer and that an action at Law for damages alone will be an inadequate remedy for such breach. Accordingly, in addition to any other remedy that may be available to it, in the event of breach or threatened breach by Spaur or Hubbell of the provisions of this Amendment, Buyer shall be entitled to enforce the specific performance of this Amendment by Spaur or Hubbell and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of providing actual damages, and such other relief as the court may allow.

        3.7    Arbitration.

        The parties to this Amendment agree that any and all disputes, controversies or claims (legal, equitable, tort or statutory) between such parties that arise out of or relate to this Amendment shall be resolved by binding arbitration administrated in the manner contemplated by Section 11.10 of the Stock Purchase Agreement.

        3.8    Counterparts.

        This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        3.9    Headings.

        The headings of the Articles and Sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Amendment.

        3.10    Negotiated Transaction.

        The provisions of this Amendment were negotiated by the parties hereto, and this Amendment shall be deemed to have been drafted by all of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:
FESCO Holdings, Inc.
By:	/s/ RANDY SPAUR
Name:	Randy Spaur
Title:	Interim CEO
BUYER:
BES Holding Co.
By:	/s/ KENNETH V. HUSEMAN
Name:	Kenneth V. Huseman
Title:	President
THE FIRST RESERVE FUND:
First Reserve Fund VIII, L.P.
By:	First Reserve Fund GP VIII, L.P., its general partner
	By:	First Reserve Corporation, its general partner
By:	/s/ THOMAS R. DENISON
Name:	Thomas R. Denison
Title:	Managing Director

SPAUR:
Randy D. Spaur
/s/ RANDY D. SPAUR Randy D. Spaur
Spouse Acknowledgement

I, Carolyn Spaur, the spouse of Randy D. Spaur, have read and hereby approve the foregoing Amendment. I hereby agree to be bound irrevocably by the Amendment. I hereby appoint my spouse as my attorney- in-fact with respect to any amendment or the exercise of any right under the Amendment.
Carolyn Spaur
/s/ CAROLYN A. SPAUR Carolyn Spaur

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TABLE OF CONTENTS
DISCLOSURE SCHEDULES
EXHIBITS
STOCK PURCHASE AGREEMENT
ARTICLE 1 PURCHASE AND SALE
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 4 ADDITIONAL AGREEMENTS
ARTICLE 5 BUYER'S CONDITIONS
ARTICLE 6 SELLERS' CONDITIONS
ARTICLE 7 INDEMNIFICATION
ARTICLE 8 NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS
ARTICLE 9 TERMINATION
ARTICLE 10 DEFINITIONS OF CERTAIN TERMS
ARTICLE 11 MISCELLANEOUS
AMENDMENT TO STOCK PURCHASE AGREEMENT
ARTICLE 1 PURCHASE AND SALE
ARTICLE 2 SCOPE OF AMENDMENT
ARTICLE 3 MISCELLANEOUS